UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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2026 Annual Meeting Notice & Proxy Statement

Trustmark

Proxy 2026 Statement Annual Meeting Notice & proxy Statement

Notice of Annual Meeting of Shareholders

The 2026 Annual Meeting of Shareholders of Trustmark Corporation (Trustmark) will be held as follows:

DATE AND TIME

Tuesday, April 28, 2026, at 1:00 p.m. CT

VIRTUAL ATTENDANCE

The Annual Meeting will be held virtually. You will be able to attend, vote and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/TRMK2026 and entering the 16-digit control number printed in the box marked by the arrow on your proxy card or printed on your voting instruction form, Notice of Internet Availability of Proxy Materials, or email previously received.

ITEMS OF BUSINESS

1)	To elect a board of 11 directors to hold office for the ensuing year or until their successors are elected and qualified.
2)	To provide advisory approval of Trustmark’s executive compensation.
3)	To ratify the selection of Crowe LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2026.
4)	To transact such other business as may properly come before the meeting.

RECORD DATE

Shareholders of record on March 2, 2026, are entitled to notice of and to vote at the Annual Meeting.

PROXY VOTING/REVOCATION

Your vote is important. You are urged to vote your shares as soon as possible, whether or not you plan to attend the meeting. Please vote your shares in one of the following ways:

•	Via Internet by following the instructions on the Notice of Internet Availability or proxy card.
•	Via your smartphone by following the instructions on the Notice of Internet Availability or proxy card.
•	If you received a printed copy of the proxy statement, you may also vote your shares by signing and returning the enclosed proxy card in the reply envelope provided.

If you attend the virtual meeting, you may revoke your proxy prior to the voting thereof. You may also revoke your proxy by following the instructions on page 4 of the proxy statement.

Granville Tate, Jr.

Secretary

March 16, 2026

Trustmark Corporation P. O. Box 291 Jackson, Mississippi 39205

March 16, 2026

Dear Shareholder:

On behalf of your Board of Directors, we cordially invite you to attend Trustmark’s Annual Shareholders’ Meeting, which will be held virtually on April 28, 2026, at 1:00 p.m. CT. At the meeting, you will have the opportunity to elect 11 directors who bring diverse perspectives and valuable leadership skills to Trustmark. Their guidance will enable us to successfully compete in an evolving industry and continue our steadfast commitment to the customers, associates, shareholders, and communities we have the privilege of serving. Your vote is important to us. The proposals to be considered are described in this proxy statement, and instructions on how to vote your shares may be found on page 4. We encourage you to vote your shares in advance of the meeting to ensure the presence of a quorum.

Trustmark’s momentum continued to build throughout the year, resulting in record earnings in 2025. Our traditional banking business drove continued loan and deposit growth, a strong net interest margin, and solid credit quality. Our mortgage banking business achieved increased production and significant improvement in profitability while revenue in our wealth management business reached an all-time high. We have a tremendous team of associates focused on expanding customer relationships and demonstrating the value Trustmark can provide as their trusted financial partner. Looking forward, we will continue to build upon this momentum and pursue opportunities to leverage investments in technology that will broaden our reach, enhance customer experience, and improve efficiency. Trustmark is well-positioned to meet the needs of our customers and build long-term value for our shareholders.

We invite you to review our Form 10-K and our 2025 Year in Review, both of which are available at investorrelations.trustmark.com or in hard copy upon request. These documents will provide more detailed information about your company.

Thank you for your continued support of Trustmark and your participation in this important process.

Sincerely,

Gerard R. Host Chair of the Board	Duane A. Dewey President and Chief Executive Officer

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement carefully before voting as this is only a summary.

Information About the 2026 Annual Meeting

Time/Date:	Tuesday, April 28, 2026, at 1:00 p.m. CT

Virtual Attendance:	www.virtualshareholdermeeting.com/TRMK2026 You will be asked to enter your 16-digit control number printed in the box marked by the arrow on your proxy card or Notice of Internet Availability

Record Date:	March 2, 2026

Proposals

Proposal	Description	Board Recommendation

Proposal 1	Election of 11 directors to hold office for the ensuing year or until their successors are elected and qualified	“FOR” (for each nominee)

Proposal 2	Advisory approval of Trustmark’s executive compensation	“FOR”

Proposal 3	Ratification of selection of Crowe LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2026	“FOR”

Financial Highlights – 2025

•

Achieved record net income of $224.1 million in 2025, representing diluted earnings per share of $3.70; this level of earnings resulted in a return on average assets of 1.21% and a return on average tangible equity of 12.97%

•	Net interest income (FTE) totaled $647.2 million, up 8.4% in 2025, to produce a net interest margin of 3.80%, up 29 basis points from the prior year

•	Wealth management revenue totaled $40.1 million, up 7.7% in 2025

•	Mortgage banking revenue totaled $33.1 million in 2025, up 24.2% from the prior year

•	Total revenue reached a record level of $799.8 million in 2025

•	Noninterest expense totaled $512.2 million in 2025, an increase of 5.5% from the prior year

•	Loans held for investment (HFI) increased $584.3 million, or 4.5%, in 2025

•	Net charge-offs represented 0.13% of average loans in 2025

•	Deposits increased $391.6 million, or 2.6%, in 2025

•	Maintained strong capital position with CET1 ratio of 11.72% and total risk-based capital ratio of 14.41% during 2025

•	Repurchased 2.2 million shares of common stock, or 3.5% of shares outstanding at December 31, 2024

•	Returned approximately 61.8% of net income in 2025 to shareholders through dividends and share repurchase activity

•	Tangible book value per share at December 31, 2025, was $30.28, an increase of 13.5% from the prior year

For more information on return on average tangible equity and tangible book value per share, which are non-GAAP financial measures, including a reconciliation of such measures to amounts reported under U.S. generally accepted accounting principles (GAAP), please see the section entitled “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in Trustmark’s Annual Report on Form 10-K for the year ended December 31, 2025 (2025 Form 10-K) filed with the SEC on February 23, 2026.

Corporate Governance Highlights

•	Ten members of the Board of Directors of Trustmark (the Board) are independent.

•	Directors must notify Trustmark of changes in professional responsibilities and residence and comply with director attendance expectations.

•	Directors are subject to Trustmark stock ownership requirements.
•	A CEO succession planning process is in place to promote continuity of leadership and an orderly transition upon the CEO’s retirement or other termination of employment.

•	The Board has the authority to seek advice or counsel from external advisors as needed.

•	Independent directors meet without management present.

•	The Board has adopted, and annually reviews, formal charters for the Board and its committees to address governance guidelines and responsibilities.

•	Directors are required to retire at the age of 75.

•	The Board has adopted codes of conduct/ethics for directors, senior financial officers, and associates.
•

The Board’s Lead Director, who is independent, shall serve as Chair of the Executive Committee and the Nominating & Governance Committee whenever the positions of Board Chair and CEO are combined or the Board Chair is otherwise not independent, or when, and for so long as, a majority of the independent directors determines that it is otherwise appropriate and in the best interests of Trustmark.

•

The Nominating & Governance Committee of the Board reviews the corporate governance structure and annually evaluates each director’s performance against specific performance criteria designed to evaluate the director’s contributions.

Executive Compensation Highlights

What we do:

✓	Substantial portion of executive pay based on performance against goals set by the Board

✓	Stock ownership requirements for executive officers

✓	Independent compensation consultant regularly advises the Human Resources Committee

✓	Minimum vesting periods of not less than three years for equity awards, with three-year cliff vesting of time-based awards

✓	Clawback policy that requires Trustmark to recover incentive-based compensation under certain circumstances

✓	Use of peer company data to help set executive compensation

✓	Annual advisory votes on executive compensation

✓	Oversight of compensation by Human Resources Committee, which is comprised solely of independent directors

What we don’t do:

No automatic or guaranteed annual salary increases

No guaranteed bonuses or guaranteed long-term incentive awards

No tax gross-ups for executive officers

No “single-trigger” change in control severance payments

No hedging of Trustmark stock

No excessive perquisites

GENERAL INFORMATION

Introduction

Trustmark Corporation (Trustmark) is holding its 2026 Annual Meeting of Shareholders (the Annual Meeting) on Tuesday, April 28, 2026. This proxy statement is being sent on or about March 16, 2026, in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting and at any adjournment or postponement thereof.

Trustmark is furnishing this proxy statement over the Internet to most shareholders. These shareholders will not receive printed copies of the proxy statement and proxy card, and instead will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials, please see “Availability of Proxy Materials” on page 49 for additional information.

Meeting Date and Time

The Annual Meeting will be held in a virtual-only format on Tuesday, April 28, 2026, at 1:00 p.m. CT. You will be able to attend, vote and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/TRMK2026 and entering the 16-digit control number printed in the box marked by the arrow on your proxy card or printed on your voting instruction form, Notice of Internet Availability of Proxy Materials, or email previously received.

Shareholders Entitled to Vote

Shareholders of record at the close of business on March 2, 2026, are entitled to notice of and to vote at the Annual Meeting. On the record date, Trustmark had outstanding 58,871,879 shares of common stock.

Required Vote

A majority of the shares outstanding and entitled to vote constitutes a quorum to transact business at the Annual Meeting. Each share is entitled to one vote on each proposal.

The required vote for each proposal is as follows:

•

Directors must receive a majority of the votes cast in order to be elected (that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director). If a nominee who is an incumbent director is not elected, and no successor is elected, such nominee must tender his or her resignation to the Board. For additional information, please see “Proposal 1: Election of Directors” on page 13.

•	The advisory vote to approve Trustmark’s executive compensation will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.
•	The ratification of the selection of Crowe LLP (Crowe) as independent auditor will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

While abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum, they are not otherwise counted and, therefore, will have no effect on the outcome of the election of directors or any other proposal.

Applicable rules determine whether proposals presented at shareholder meetings are considered routine or non-routine. If a proposal is considered routine, a bank, broker or other holder of record, which holds shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the beneficial owner. If a proposal is non-routine, the bank, broker or other holder of record generally may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter, and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The ratification of the selection of Crowe as independent auditor is considered a routine matter, while the other proposals, i.e., the election of directors and the advisory vote to approve Trustmark’s executive compensation, are considered non-routine matters.

All valid proxies received by Trustmark will be voted in accordance with the instructions indicated in such proxies. As noted above, if you hold your shares through a bank, broker or other holder of record and you do not give voting instructions, your bank, broker or other record holder of the shares is not permitted to vote your shares on any proposal other than Proposal 3, which is the only routine proposal on the agenda. If no instructions are indicated in an otherwise properly executed proxy, it will be voted FOR each director nominee named in Proposal 1, FOR advisory approval of Trustmark’s executive compensation in Proposal 2, FOR ratification of the selection of Crowe as independent auditor in Proposal 3 and on all other matters in accordance with the recommendations of the Board.

How to Vote

Shareholders of record can vote at the virtual Annual Meeting or by proxy without attending the Annual Meeting.

To vote by proxy:

(1)	Vote by Internet (instructions are on the Notice of Internet Availability or the proxy card),
(2)	Vote using your smartphone (instructions are on the Notice of Internet Availability or the proxy card),
(3)	Vote virtually at the meeting (instructions are on the Notice of Internet Availability or the proxy card), or
(4)	If you received a printed copy of this proxy statement, complete the enclosed proxy card and sign, date and return it in the postage-paid envelope provided.

If you hold your shares through a bank, broker or other holder of record, your bank, broker or other holder of record will provide you with materials and instructions for voting your shares. If you hold your shares through a bank, broker or other holder of record, and you plan to vote your shares at the Annual Meeting, you should complete the voting instructions form that the bank, broker or other holder of record provided to you or use the telephone or Internet voting options described on the voting instructions form or other materials that the bank, broker or other holder of record provided to you.

You will receive multiple Notices of Internet Availability or printed copies of the proxy materials if you hold your shares in different ways (e.g., individually, by joint tenancy, through a trust or custodial account, etc.) or in multiple accounts. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive to ensure that all of your shares are voted.

Revoking Your Proxy

If you are a shareholder of record, you may revoke your proxy at any time before the shares are voted by proxy during the meeting. A shareholder may revoke a proxy by delivering written notice to the Secretary at or prior to the Annual Meeting or by timely delivery to the Secretary of a subsequently dated proxy card or by submitting a later vote by Internet or smartphone (instructions are on the Notice of Internet Availability or the proxy card). In the case of multiple submissions regarding the same shares, the proxy with the latest date will be counted. The address for the Secretary is c/o Trustmark Corporation, Post Office Box 291, Jackson, MS 39205.

If you hold your shares through a bank, broker or other holder of record, your ability to revoke your proxy depends on the voting procedures of the bank, broker or other holder of record. Please follow the directions provided to you by your bank, broker or other holder of record.

Voting on Other Matters

The Board is not aware of any additional matters to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board.

CORPORATE GOVERNANCE

Overview

Trustmark’s governance structure enables the Board to focus on value-added and forward-looking activities to effectively and efficiently address key, specific issues such as business growth, human capital, enterprise risk management, and technology, among others. This is accomplished through six standing Board committees and through the effective use of the directors’ combined wisdom, diverse experience, and business knowledge.

The purpose of the Board and its committees is to foster Trustmark’s long-term success consistent with its fiduciary responsibilities to shareholders. As part of this purpose, Trustmark’s Board is responsible for:

• Providing strategic guidance and oversight	• Ensuring that management’s operations contribute to Trustmark’s financial soundness

• Acting as a resource on strategic issues and in matters of planning and policymaking	• Promoting social responsibility and ethical business conduct

• Providing insight and guidance on complex business issues and problems in the banking and financial services industries	• Ensuring that an effective system is in place to facilitate the selection, succession planning and compensation of the Chief Executive Officer (CEO)

• Monitoring risks facing Trustmark and providing oversight of Trustmark’s stress testing and other risk evaluation processes	• Ensuring Trustmark’s compliance with all relevant legal and regulatory requirements

Key Features of Trustmark’s Corporate Governance

Trustmark’s governance structure has a number of key features that are designed to ensure effective and efficient oversight of the company, including the following:

•	Ten members of the Board are independent.
•	Directors are subject to Trustmark stock ownership requirements, as described under the heading “Director Compensation.”
•	The Board has adopted, and annually reviews, formal charters for the Board and its committees to address governance guidelines and responsibilities.
•

Trustmark’s bylaws provide that a non-executive director shall serve as Chair of the Executive Committee and the Nominating & Governance Committee if the positions of Chair of the Board and CEO are held by the same person or if the Chair of the Board is not otherwise independent. Further, Trustmark’s Board Charter provides that when the Board Chair is also the CEO, or otherwise is not independent, or when, and for so long as, a majority of the independent directors determines that it is otherwise appropriate and in the best interests of Trustmark, a Lead Director shall be appointed who shall also serve as the Chair of the Executive Committee and Nominating & Governance Committee. See “Board Leadership” on page 6 for additional information.

•	Directors must notify Trustmark of changes in professional responsibilities and residence and comply with director attendance expectations.
•	The Board has adopted codes of conduct/ethics for directors, senior financial officers and associates.
•	The Board has the authority to seek advice or counsel from external advisors as needed.
•	Trustmark has a CEO succession planning process to promote continuity of leadership and an orderly transition upon the CEO’s retirement or other termination of employment.
•	Directors are required to retire at the age of 75.
•	Independent directors meet without management present.
•

In 2025, the Nominating & Governance Committee reviewed the corporate governance structure and evaluated each director’s performance against specific performance criteria designed to evaluate the director’s contributions to the Board’s deliberations and processes.

The Code of Conduct for Trustmark Directors, Code of Ethics for Senior Financial Officers of Trustmark, Code of Ethics and Procedure to Report Violations of Law or Accounting or Audit Irregularities (Whistleblower Procedures) are available at investorrelations.trustmark.com or may be obtained, without charge, by written request addressed to the Secretary, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205. Trustmark intends to provide required disclosure of any amendment to or waiver of its codes of conduct/ethics that applies to the chief executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, at investorrelations.trustmark.com promptly following any such amendment or waiver. Trustmark may also elect to disclose any such amendment or waiver in a report on Form 8-K filed with the Securities and Exchange Commission (SEC). The information contained on or connected to Trustmark’s website is not incorporated by reference in this proxy statement and should not be considered part of this or any other document that Trustmark files with the SEC.

Meetings of the Board of Directors

The Board met six times in 2025. Each director attended at least 80% of the total number of meetings of the Board and Board committees of which the director was a member in 2025. The Board meets jointly with the Board of Directors of Trustmark Bank (the Bank Board), and since 2017, all members of the Board have also served as members of the Bank Board.

Director Attendance at the Annual Meeting

Directors are expected to attend the Annual Meeting, and in 2025, all Directors were present at the annual meeting of shareholders.

Director Independence

The Board determined in January 2026 that the following current directors and director nominees are “independent directors” (within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules):

Adolphus B. Baker	Marcelo Eduardo	Richard H. Puckett
Augustus L. Collins	J. Clay Hays, Jr., M.D.	Lea B. Turnipseed
Tracy T. Conerly	Gerard R. Host Harris V. Morrissette	William G. Yates III

In conjunction with these independence determinations, the Board considered certain ordinary course customer relationships, including through family members and business affiliates, that Messrs. Baker, Host, Puckett, Yates and Dr. Hays have, and that former director William A. Brown had, with the wealth management and trust services division of the Bank. The Board also noted that a number of directors, including through business affiliates, have customer relationships with the Bank in the form of routine deposit, credit card and/or loan products in the ordinary course of business. In each case, the Board concluded that the business relationship did not interfere with the individual’s ability to exercise independent judgment as a director of Trustmark.

In 2025 and prior years, the Board did not determine that Mr. Host and Mr. Yates were independent directors. However, with respect to Mr. Host, the Board took note of the fact that Mr. Host has not served as CEO since December 2020, and has not served as an employee of Trustmark in any capacity since April 2022. The Board also noted that Mr. Host has been non-executive Chair of the Board since April 2022 and, in that role, has interacted with Trustmark management in a fashion commensurate with the oversight role of a director. Further, the Board considered whether there were any personal, financial or other relationships between Mr. Host (or his family) and Trustmark and/or its officers or directors. On the basis of such review, the Board unanimously (with the exception of Messrs. Host and Yates, who did not participate) determined that Mr. Host has no relationship that would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

With respect to Mr. Yates, the Board considered the existence of certain transactions between Trustmark and entities in which Mr. Yates is an executive officer or otherwise has a controlling interest, including the transactions described under “Related Party Transactions” on page 46. The Board took note of the fact that neither Mr. Yates nor any of his family members has been or is a partner in, or a controlling shareholder or executive officer of, any organization to which Trustmark made, or from which Trustmark received, payments for property or services in any of the current or past three years exceeding the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for the year in question. Further, the Board considered whether there were any personal, financial or other relationships (beyond those noted above) between Mr. Yates (or his family or entities controlled by him) and Trustmark and/or its officers or directors. On the basis of such review, the Board unanimously (with the exception of Messrs. Yates and Host, who did not participate) determined that Mr. Yates has no relationship that would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that Mr. Dewey is not an independent director.

Board Leadership

Under Trustmark’s governance guidelines, which are contained in the Board Charter, the Board has the responsibility to determine the most appropriate leadership structure for the company, including whether it is best for the company at a given point in time for the roles of Board Chair and CEO to be separate or combined. Trustmark has had separate CEO and Board Chair roles since January 1, 2021, when Mr. Dewey was appointed CEO of Trustmark and the Bank. Mr. Host served as Executive Chairman of Trustmark and the Bank from January 2021 until April 2022, and has served as non-executive Board Chair since then.

Trustmark’s bylaws provide that a non-executive director shall serve as Chair of the Executive Committee and the Nominating & Governance Committee if the positions of Chair of the Board and CEO are held by the same person or if the Chair of the Board is not otherwise independent. Further, Trustmark’s Board Charter provides that when the Board Chair is also the CEO, or otherwise is not independent, or when, and for so long as, a majority of the independent directors determines that it is otherwise appropriate and in the best interests of Trustmark, a Lead Director shall be appointed who shall also serve as the Chair of the Executive Committee and Nominating & Governance Committee. Mr. Puckett has served as Lead Director, Chair of the Executive Committee, and Chair of the Nominating & Governance Committee since the 2020 annual meeting of shareholders, and continues to serve in those roles.

The Lead Director’s responsibilities include (i) chairing meetings and executive sessions of the independent directors, Executive Committee, Nominating & Governance Committee and meetings on matters for which the Board Chair recuses himself and other meetings in the Board Chair’s absence, (ii) coordinating with the Board Chair to develop Board meeting agendas and schedules, (iii) communicating with and advising the Board Chair, (iv) referring to the appropriate Board committee any issue brought to his attention by shareholders, directors or others, (v) serving as the primary communicator between the independent directors and the CEO and (vi) providing an alternative communication channel for all directors. The Board believes an independent Lead Director serves an important function in providing independent leadership of the Board and strengthening the Board’s oversight of Trustmark’s business. The Board Charter is posted at investorrelations.trustmark.com.

Committees of the Board of Directors

There are six standing Board committees: Audit, Enterprise Risk, Executive, Finance, Human Resources and Nominating & Governance. Each of these Board committees are joint committees of the Board and the Bank Board. The Audit, Enterprise Risk, Finance, Human Resources and Nominating & Governance Committees are comprised solely of independent directors and otherwise satisfy the requirements applicable to such committees under Nasdaq listing standards.

Audit Committee

The Audit Committee meets regularly throughout the year, including meeting with the external and internal auditors without management present. All members of the Committee are independent directors as defined by Nasdaq Listing Rules. The Committee’s responsibilities include:

•	Sole responsibility for the appointment, compensation, retention and oversight of the work of the external auditor.
•

Assuring the objectivity and independence of the internal audit department and the external auditor, including pre-approval of any management consulting services and related fees provided by the external auditor, actively engaging in a dialogue with the external auditor regarding any disclosed relationships or services, and obtaining from the external auditor written disclosures required by the SEC and the Public Company Accounting Oversight Board (PCAOB).

•	Reviewing and concurring in the appointment, replacement, reassignment, performance or dismissal of the Chief Audit Executive, who reports directly to the Committee.
•	Considering, in consultation with the Chief Audit Executive and others, as applicable, the audit scope and plan of the internal audit department and the external auditor.
•

Considering and reviewing with management and the Chief Audit Executive, with respect to the activities of both the internal audit department and the external auditor: (i) significant findings during the year and management’s responses thereto; (ii) any difficulties encountered in the course of their audits; (iii) any changes required in the planned scope of their audit plan; (iv) the internal audit department budget and staffing; (v) the internal audit department charter; and (vi) the internal audit department’s compliance with internal audit standards.

•

Inquiring of management, the Chief Audit Executive, and the external auditor about significant risks or exposures related to the consolidated financial statements and assessing steps that management has taken to minimize such risks to Trustmark.

•	Considering and reviewing with the Chief Audit Executive and the external auditor the adequacy of Trustmark’s internal controls.
•

Reviewing with management and the external auditor at the completion of the annual examination (and before public release): (i) Trustmark’s consolidated financial statements, including related footnotes, management’s discussion and analysis, and critical accounting policies; (ii) the external auditor’s audit of the consolidated financial statements and their report thereon; (iii) any significant findings during the year and management’s responses thereto, including the status of previous audit suggestions; (iv) any significant changes required in the external auditor’s audit plan; (v) any serious difficulties or disputes with management during the course of the audit; (vi) all alternatives within GAAP for material items that were discussed with management; (vii) management’s report on internal controls; (viii) the external auditor’s audit of internal controls and the report thereon; and (ix) other matters related to the audit that are to be communicated to the Committee under PCAOB audit standards.

•

Reviewing significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas, and recent professional and regulatory pronouncements, and the impact of the foregoing on the financial statements.

•	Reviewing interim financial information before filing with regulatory authorities.
•

Reviewing annually, with the external auditor and general counsel, legal and regulatory matters that may have a material impact on the financial statements, related company audit and financial compliance policies.

•

Reviewing and approving procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•

Oversight and review of the system for monitoring compliance with laws and regulations. Annually reviewing a summary of Directors’ and Officers’ related transactions and potential conflicts of interest.

•	Administering the Corporation’s policy on related party transactions, including reviewing and approving transactions with related persons in accordance with the terms of such policy.

The purpose and responsibilities of the Audit Committee are described in greater detail in its Charter, which is posted at investorrelations.trustmark.com.

Enterprise Risk Committee

The Enterprise Risk Committee is responsible for ensuring that Trustmark has policies and processes to identify and manage various risks throughout the company. All members of the Committee are independent directors as defined by Nasdaq Listing Rules. The Committee’s responsibilities include:

•	Reviewing and approving Trustmark’s policies regarding enterprise risk management.
•	Understanding and analyzing the enterprise-wide effect of the risks Trustmark faces.
•	Recommending to the Board a formal risk appetite statement for all risk categories.
•	Reviewing and approving enterprise risk assessments in various risk categories, as prepared by management.
•	Reviewing Trustmark’s capital stress testing results as they relate to risk.
•	Reviewing and approving the Third-Party Risk Oversight Policy and program.
•	Reviewing and approving a cybersecurity strategy for protecting the Company’s information assets and technology platforms.
•	Monitoring all aspects of the quality of the Bank’s loan portfolio, including the risk profile of the portfolio, and reviewing and approving the Bank’s policies regarding loan quality.
•	Monitoring activities of the Bank’s Wealth Management Group, which includes the fiduciary activities of the Bank’s Trust Department.

The purpose and responsibilities of the Enterprise Risk Committee are described in greater detail in its Charter, which is posted at investorrelations.trustmark.com.

Executive Committee

The Executive Committee acts on behalf of the Board if a matter requires Board action between regularly scheduled Board meetings. It also evaluates and makes recommendations to the Board regarding material corporate transactions.

The purpose and responsibilities of the Executive Committee are described in greater detail in its Charter, which is posted at investorrelations.trustmark.com.

Finance Committee

The Finance Committee is responsible for overseeing Trustmark’s budgeting, capital planning and related financial strategy. The Committee’s responsibilities include:

•	Reviewing and recommending for Board approval Trustmark’s annual budget, and monitoring performance against budget.
•	Providing guidance to management regarding Trustmark’s strategic plan financial projections and financial goal setting.
•	Reviewing and approving all capital expenditures, new contracts, and non-recurring operating expenditures greater than $1 million, prior to expenditures being incurred.
•

Reviewing and recommending to the Board actions pertaining to Trustmark’s capital position, including issuance and repurchases of stock, the issuance or retirement of alternative sources of capital, and payment of dividends.

•	Reviewing and approving Trustmark’s capital stress testing policy and results of capital stress testing.
•	Reviewing and approving the Bank’s funds management policy, and periodically monitoring the Bank’s investment securities portfolio.
•	Reviewing and approving liquidity risk parameters and guidelines established by management and periodically monitoring the Bank’s liquidity risk profile.
•	Annually reviewing and approving interest rate risk parameters and guidelines developed by management.

The purpose and responsibilities of the Finance Committee are described in greater detail in its Charter, which is posted at investorrelations.trustmark.com.

Human Resources Committee

The Human Resources Committee is responsible for overseeing the development of a program to compensate Trustmark’s management in accordance with Trustmark’s compensation philosophy and objectives. The Committee also ensures that appropriate policies and practices are in place to facilitate the development of associate and management talent. All members of the Committee during 2025 were and currently are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the Exchange Act), “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules.

In fulfilling its role, the Committee’s responsibilities include:

•	Approving management-developed guidelines that shape the Company’s compensation strategy and approach.
•	Recommending the CEO’s annual compensation and performance evaluation procedures, for approval by the Board.
•	Recommending the Corporate Management Succession Planning Process for annual review by the Board.
•	Recommending, for approval by the Bank Board and the Board, as applicable, the appointment or promotion of officers who are members (or proposed members) of the Executive Strategy Committee.
•	Recommending compensation for officers who are members of the Executive Strategy Committee, for approval by the Bank Board or the Board, as applicable.
•	Recommending awards under Trustmark’s equity compensation plans, for approval by the Board, subject to limited discretion by the CEO for specified awards.
•	Recommending compensation for directors, for approval by the Board.
•	Reviewing and recommending Trustmark’s compensation disclosures for the Audit Committee’s approval, acting on behalf of the Board.
•	Reviewing and approving Trustmark’s compensation policies and practices as they relate to risk management.
•	Reviewing and recommending for the Board’s approval Trustmark’s policies and practices regarding human resources-related social responsibility issues.

The purpose and responsibilities of the Human Resources Committee are described in greater detail in its Charter, which is posted at investorrelations.trustmark.com.

Nominating & Governance Committee

The purpose of the Nominating & Governance Committee is to assist the Board in recommending qualified individuals for election or re-election to the Board and for assignment to Board committees, and to provide guidance on Board and corporate governance issues, as well as recommending orderly CEO succession. The Committee also evaluates the annual performance of the Board and its committees. All members of the Committee are independent directors as defined by Nasdaq Listing Rules. In fulfilling its role, the Committee’s responsibilities include:

•	Reviewing and recommending for approval by the Board Trustmark’s corporate governance structure and practices to ensure sound, effective and efficient operation of the Board.
•	Seeking, interviewing, and recommending qualified individuals for Board service.
•	Identifying and recommending qualified individuals for membership on committees of the Board.
•

Reviewing and approving appropriate support for director onboarding and ongoing training to equip directors with information and perspectives regarding market trends, technical issues, and other governance topics.

•	Reviewing and approving director performance criteria, and evaluating, annually, each director’s performance against such performance criteria.
•	Recommending the CEO succession planning process, subject to approval by the Board.
•	Reviewing written communications from shareholders and determining the appropriate committee to receive the communication and taking any action deemed necessary by that committee.

The purpose and responsibilities of the Nominating & Governance Committee are described in greater detail in its Charter, which is posted at investorrelations.trustmark.com.

Board Oversight of Risk Management

Trustmark believes that its governance and leadership structures allow the Board to provide effective risk oversight. In addition to the reports from the Enterprise Risk Committee, Trustmark’s directors receive and discuss regular reports prepared by Trustmark’s senior management, including the Chief Financial Officer, Chief Credit and Operations Officer, Chief Administrative Officer, Chief Risk Officer and Chief Audit Executive. Through these reports, Trustmark’s directors receive information on areas of material risks to the company, including credit, liquidity, market/interest rate, compliance, operational, and strategic risks. These reports enable Trustmark’s directors to understand the risk identification, risk management and risk mitigation strategies employed by Trustmark’s management and the Enterprise Risk Committee.

The Board and the Enterprise Risk Committee will request supplemental reports from Trustmark’s management with regard to risk management and risk mitigation strategies as appropriate. This reporting and governance structure ensures that information from the Enterprise Risk Committee, the other committees of the Board and the Bank Board, and management is analyzed and reported to the Board, and enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board has ultimate oversight of cybersecurity-related risks and it is assisted in this role by the Enterprise Risk Committee and the Audit Committee. The Enterprise Risk Committee has primary oversight responsibility over management’s efforts to manage and mitigate cybersecurity-related risk and reviews and approves Trustmark’s cybersecurity strategy for protecting Trustmark’s information assets and technology platforms. The Audit Committee oversees Trustmark’s Internal Audit Department, which conducts reviews and assessments related to information security. Management provides periodic reports to the Enterprise Risk Committee and the Audit Committee, both of which provide reports of their meetings to the full Board. These reports to the Board and its Committees address the threat environment, vulnerability assessments, specific cyber incidents and management’s efforts to monitor, detect and prevent cyber threats.

Committee Membership

The following table shows, for 2025, the membership of each committee and the number of meetings held by each committee during the year:

Director	Audit	Enterprise Risk	Executive	Finance	Human Resources	Nominating & Governance
Adolphus B. Baker					Chair	X
William A. Brown	X (1)	X (1)
Augustus L. Collins	Chair	X			X	X
Tracy T. Conerly	X			X
Duane A. Dewey			X
Marcelo Eduardo	X		X	Chair		X
J. Clay Hays, Jr., M.D.		Chair	X			X
Gerard R. Host			X
Harris V. Morrissette		X		X	X
Richard H. Puckett			Chair/Lead Director		X	Chair/Lead Director
Lea B. Turnipseed	X (3)	X (2)
William G. Yates III				X
2025 Meetings	6	4	0	5	5	8

(1)	Mr. Brown retired from the Board at the conclusion of the 2025 Annual Shareholders’ Meeting on April 22, 2025.
(2)	Ms. Turnipseed joined the Board and the Enterprise Risk Committee effective January 1, 2025.
(3)	Ms. Turnipseed joined the Audit Committee effective April 1, 2025.

Communications with Directors

Shareholders desiring to contact Trustmark’s Board may do so by sending written correspondence to Board of Directors, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 or by email addressed to boardofdirectors@trustmark.com.

Communications will be referred to the Chair of the Nominating & Governance Committee, who will determine the appropriate committee to receive the communication and take any action deemed necessary by that committee.

Pursuant to Trustmark’s Whistleblower Procedures, any violations of law or complaints or concerns regarding accounting or auditing matters should be reported to (i) Trustmark’s independent online reporting center at www.trustmark.ethicspoint.com, (ii) Trustmark’s independent hotline at 1-866-979-3769, or (iii) Trustmark’s Ethics Committee Chair at 601-208-6867. Complaints will be investigated by Trustmark’s Chief Administrative Officer and Chief Audit Executive and reported to the Audit Committee.

Nomination of Directors

Nominations for election to the Board may be made by or on behalf of the Board or by any shareholder of any outstanding class of capital stock of Trustmark entitled to vote in the election of directors at an annual meeting.

Nominations other than those made by or on behalf of the Board must be made in accordance with procedures set forth in Trustmark’s bylaws. These procedures require that such nominations be in writing and that they be delivered or mailed to Trustmark’s Chair of the Board and received (a) not less than 60 days nor more than 90 days prior to the first anniversary of the mailing date of Trustmark’s proxy statement in connection with the last annual meeting of shareholders, or (b) if no annual meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date of the prior year’s annual meeting, not less than 90 days before the date of the annual meeting. The bylaws also require that such notification contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee, (b) the principal occupation of each proposed nominee, (c) the total number of shares of capital stock of Trustmark that will be voted for each proposed nominee, (d) the name and residence address of the notifying shareholder, (e) the number of shares of capital stock of Trustmark owned by the notifying shareholder, (f) such other information regarding such proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the proposed nominee been nominated by the Board, (g) a representation that the notifying shareholder is the owner of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee, (h) the written consent of each proposed nominee to serve as a director of Trustmark if so elected and (i) a representation as to whether the notifying shareholder intends or is part of a group, which intends to solicit proxies or votes in support of such director nominees in accordance with Rule 14a-19 under the Exchange Act. In addition, such notification must include the information required by Rule 14a-19(b) under the Exchange Act if the notifying shareholder intends to solicit proxies or votes in support of director nominees in accordance with Rule 14a-19 under the Exchange Act.

Nominations not made in accordance with the above bylaw procedures may be disregarded by the Chair of the Board of the annual meeting at his discretion, and upon his instruction, all votes cast for each such nominee may be disregarded.

Trustmark’s bylaws permit direct nominations by shareholders. Therefore, the Nominating & Governance Committee does not have a policy for considering nominations by shareholders other than through the bylaw process outlined above. However, if a shareholder wishes to recommend an individual for Board service, rather than directly nominate the individual as set forth above, the shareholder may submit the individual’s name to the Nominating & Governance Committee by email to boardofdirectors@trustmark.com, or in writing addressed to Trustmark Corporation Nominating & Governance Committee, Post Office Box 291, Jackson, MS 39205. In order to give the Nominating & Governance Committee adequate time to consider any such individual for nomination as a director at the 2027 Annual Meeting of Shareholders, such recommendations should be delivered no later than October 1, 2026. In considering an individual recommended by a shareholder but not directly nominated, the Nominating & Governance Committee will use the same guidelines as set forth in the Director Qualifications section below.

When identifying potential candidates for director nominees, the Nominating & Governance Committee may solicit suggestions from incumbent directors, management or others.

Corporate Social Responsibility (CSR)

Trustmark believes that a company’s commitment to corporate social responsibility is measured by its sustainability and societal impact. These factors are critical to long-term business viability. The company employs a Director of Corporate Social Responsibility and Community Development to monitor the continuing effectiveness of its program. Active community engagement, informed policies and procedures, and responsible philanthropy are some of the ways in which Trustmark continues to serve its communities and workforce.

Board Oversight. The Board has responsibility for overseeing Trustmark’s strategies, policies, and programs relating to CSR matters, including community development and reinvestment activities, charitable giving, sustainability efforts, and other programs with social impacts. The Human Resources Committee reviews and approves Trustmark’s policies and practices pertaining to workforce management issues.

CSR Engagement and Investment. The company’s strategically aligned activities reflect its core values of Integrity, Service, Accountability, Relationships and Solutions. Trustmark’s continued commitment to corporate social responsibility was demonstrated in 2025 through services provided to customers, partnerships formed in communities, and opportunities presented to associates. In 2025, Trustmark invested over $3.2 million in contributions and sponsorships to local organizations, including a $1.3 million tax credit investment allocated to 12 Mississippi youth and family-based charities providing services and programs for the welfare and development of children as part of Trustmark’s involvement in the Mississippi Children’s Promise Act.

Trustmark’s community contributions also included an investment of $339 thousand to Operation HOPE, Inc., a national non-profit organization, to provide additional financial literacy support through the HOPE Inside Program within the designated markets of Memphis, Tennessee; Montgomery, Alabama; and Jackson, Mississippi. The program provides banking customers and members of the public with opportunities to receive financial tools and education to strengthen their financial security from within Trustmark branches through a dedicated financial wellness coach. The coaches conduct financial literacy seminars, individualized financial counseling sessions and provide referrals to disaster relief services. These services and resources are provided at no cost to community residents, which includes city employees and first responders. In 2025, more than 4,800 services were provided through Trustmark’s partnership with Operation HOPE, Inc.

Trustmark continued to focus on financial education and community outreach with associates volunteering more than 7,200 hours of service to local partners through positions on non-profit boards of directors, financial literacy outreach and other forms of community engagement. The company also continued to partner with EVERFI, Inc., to provide online financial literacy courses in 54 schools throughout Mississippi, to educate approximately 5,700 students on financial matters through Trustmark’s Financial Scholars Program. The company’s partnership with EVERFI, Inc. also provides free online financial education through the Trustmark Financial Education Tool Kit, accessible at Trustmark.com. Trustmark also prioritizes partnerships that serve diverse communities and pursues opportunities to engage in that work.

Trustmark supports efforts to identify and reduce barriers to full, fair participation in the nation’s banking system and the economy to help expand access to credit and capital. In 2025, Trustmark continued its partnership agreements with minority depository institutions Agility Bank in Houston, Texas and Commonwealth National Bank based in Mobile, Alabama.

In 2025, Trustmark leveraged its membership with the Federal Home Loan Bank of Dallas to award $883 thousand in grant funds to provide affordable housing support to income-qualified first-time homebuyers and eligible individuals with special needs. Trustmark’s direct investments in low-to-moderate income areas included $176.8 million in home mortgage loans, $429 million in small business loans and small farm loans and $222 million in community development loans. Trustmark also provided low-to-moderate income borrowers with $269.9 million in home mortgage loans.

The company’s collaborative work with community service providers, developers, realtors, housing advocates and others resulted in $45.6 million in investments that support and provide affordable housing, employment and community services for those with low-to-moderate incomes. Trustmark’s community development entity and wholly-owned subsidiary, Southern Community Capital (SCC), was founded in 2012 to help guide work in this area by investing in projects in economically distressed areas through the New Markets Tax Credit (NMTC) program and the Low-Income Housing Tax Credit (LIHTC) Program. Additionally, Trustmark employs a dedicated team of associates to provide oversight of initiatives that advance financial growth and stability within racially and economically diverse communities. The Diverse Market Strategy Team coordinates with business units at Trustmark to develop innovative lending strategies, inclusive outreach events, targeted marketing campaigns, and special purpose products and programs to meet the unique needs of diverse communities throughout the company’s footprint.

Human Capital and Workforce Diversity. Trustmark’s commitment to serve diverse communities extends to its workforce practices. We are dedicated to fostering an inclusive environment where all individuals feel respected and valued. Trustmark’s talent team continued to execute a recruitment strategy throughout the year, which included outreach to local and state agencies, campus recruitment at colleges and universities and holding employer advisory board memberships at local universities.

Sustainability. Throughout the year, Trustmark promoted sustainability through business practices that conserve natural resources and reduce energy consumption. Trustmark provides shredding services at all buildings and branch locations, offers enhanced digital banking options and processes for customers, and utilizes internal workflow management systems to reduce paper usage. The company previously completed a multi-year project to retrofit buildings with LED lighting to increase energy efficiency. The LED lighting project, as well as the installation of programmable thermostats and HVAC control systems have resulted in usage declines between 25-40 percent. In 2025, six additional projects were studied and completed, expanding this work. Trustmark’s proactive business practices were reflected in the company’s response to weather-induced events in 2025 through the activation of comprehensive disaster recovery and business continuity plans. The plans detail the responsibilities of key positions, instructions on ways to continue operations throughout the progression of weather-related events, and timeframes by which key tasks must be accomplished.

Additionally, Trustmark closely monitors security risks to its operations and takes proactive steps to safeguard against them. With those goals in mind, Trustmark has partnered with leading data center co-location service providers. This allows the company to operate its data center footprint with maximum scalability, resiliency, and security. These data center services also provide benefits including use of 100% renewable energy, net zero emissions, and net positive water projects.

Director Qualifications

The Board believes that in order to appropriately carry out its roles, directors must demonstrate a variety of personal traits, leadership qualities and individual competencies. In considering nominees submitted by the Board or management and any recommendations submitted by shareholders, the Nominating & Governance Committee will use these personal traits, leadership qualities and individual competencies to assess future director nominees’ suitability for Board service. The Nominating & Governance Committee also evaluates each director nominee’s qualities in the context of how that nominee would relate to the Board as a whole, in light of the Board’s current composition and Trustmark’s evolving needs.

Personal Traits

Board service is an extremely important, high-profile role and carries with it significant responsibility. For that reason, it is important that all directors possess a certain set of personal traits, including:

• Personal and Professional Integrity • Accountability	• High Performance Standards • Initiative/Responsiveness
• Informed Business Judgment • Mature Confidence	• Business Credibility

Leadership Qualities

For individuals considered for Board leadership roles, the following skill sets are required:

• Communication Skills	• Facilitation Skills
• Crisis Management Skills	• Relationship Building/Networking Skills

Individual Competencies

There are certain competencies that must be represented collectively by the directors on each Board committee, but each individual director need not necessarily possess all of them. The specific competencies vary by committee, as illustrated in the chart below:

Board Committees
Individual Director Competencies	Audit	Enterprise Risk	Executive	Finance	Human Resources	Nominating & Governance

1. Financial Acumen

Accounting and finance knowledge	✓	✓	✓	✓

Financial statement analysis	✓			✓

Ability to communicate financial concepts in lay terms	✓		✓	✓

Knowledge of capital markets	✓		✓	✓

Financial planning	✓	✓		✓

2. Organizational Effectiveness

Talent management					✓	✓

Understanding of compensation issues					✓	✓

Ability to discern candidate qualifications					✓	✓

3. Strategic Direction

Vision			✓			✓

Strategic perspective		✓	✓			✓

Technology knowledge		✓	✓			✓

Industry knowledge	✓	✓	✓	✓		✓

4. Risk Management Experience

Experience managing risk exposures	✓	✓		✓

Specific Director Experience, Qualifications, Attributes and Skills

The Board believes that each person nominated for election at the Annual Meeting possesses the personal traits described above and that each director nominee who has served in a position of Board leadership also demonstrates the additional leadership qualities described above. In considering the director nominees’ individual competencies, the Board believes that the appropriate competencies are represented for the Board as a whole and for each of the Board’s committees. In addition, each nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each nominee possesses are discussed under Proposal 1 in the table entitled “The Nominees,” beginning on page 13.

Board Diversity

Although Trustmark has no formal policy regarding diversity, the Nominating & Governance Committee believes that the Board should include directors with diverse skills, experience and business knowledge, and whose backgrounds, ages, geographical representation and community involvement contribute to an overall diversity of perspective that enhances the quality of the Board’s deliberations and decisions. The Nominating & Governance Committee may consider these factors as it deems appropriate in connection with the general qualifications of each director nominee.

Of the Board’s 11 members, two are women and two are racially or ethnically diverse.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has fixed the number of directors for the coming year at 11.

The nominees listed herein have been proposed by the Board for election at the Annual Meeting. Shares represented by valid proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of 11 nominees. Directors must receive a majority of the votes cast in order to be elected (that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director). If a nominee who is an incumbent director is not elected to the Board, and no successor is elected, such nominee must tender his or her resignation to the Board. The Nominating & Governance Committee will then make a recommendation to the Board on whether to accept or reject the resignation or whether to take other action. The director who tenders his or her resignation may not participate in the recommendation of the Nominating & Governance Committee or the decision of the Board with respect to his or her resignation. Each director is elected to hold office until the next annual meeting of shareholders or until a successor is elected and qualified.

The Board recommends that shareholders vote “FOR” the proposed nominees.

The Nominees

Adolphus B. Baker, 69 Director of Trustmark since 2007 (Independent Director) Trustmark Corporation Committees: • Human Resources (Chair) • Nominating & Governance	Career Highlights: • Chairman, Cal-Maine Foods, Inc. (Producer and Distributor of Shell Eggs) Other Public Company Boards: • Cal-Maine Foods, Inc.

Experience and qualifications: Mr. Baker is chairman and former chief executive officer of a publicly-traded company that is the largest producer and distributor of shell eggs in the United States. His position has provided him with significant business leadership skills and experience in evaluating strategic alternatives that focus on maximizing shareholder value. Mr. Baker’s years of service as a director of the Bank, and particularly as the former chair of the Bank Board’s Asset/Liability Committee (the responsibilities of which are now performed by the Finance Committee), provide him with an intrinsic understanding of Trustmark’s strategy for managing liquidity, which is a skill essential to the Board’s risk oversight function. He is a member of the National Association of Corporate Directors.

Augustus L. Collins, 68 Director of Trustmark since 2020 (Independent Director) Trustmark Corporation Committees: • Audit (Chair) • Enterprise Risk • Human Resources • Nominating & Governance	Career Highlights: • CEO, MINACT, Inc. (Job Training, Development and Management) Other Public Company Boards: • Huntington Ingalls Industries, Inc. • Mississippi Power Company

Experience and qualifications: General Collins has served as the CEO of MINACT, Inc., a job training, development and management company, since 2016. He currently serves on the Audit and Cybersecurity Committees of Huntington Ingalls Industries, Inc., the largest military shipbuilding company in the United States, as well as a provider of professional services to partners in government and industry. General Collins retired with the rank of Major General in the Mississippi National Guard, having served as Adjutant General of both the Mississippi Army National Guard and the Mississippi Air National Guard from 2012 to 2016. His 35 years of combined military service in the U.S. Army and the Mississippi National Guard included the command of the 155th Brigade Combat Team in Iraq, where he was responsible for security operations in the southern and western provinces. He was previously appointed by the Governor to the Mississippi Workers’ Compensation Commission where he served as the commission’s representative of labor. General Collins’ years of service and leadership provide him with valuable experience in human resources as well as strategic and financial planning, which qualifies him for service as one of the Board’s audit committee financial experts. He is also experienced with operating in a regulatory environment and with regulatory bodies. General Collins is a member of the National Association of Corporate Directors.

Tracy T. Conerly, 61 Director of Trustmark since 2015 (Independent Director) Trustmark Corporation Committees: • Audit • Finance	Career Highlights: • Partner, Carr, Riggs & Ingram, LLC (Accounting)

Experience and qualifications: Ms. Conerly is a certified public accountant and a former certified valuation analyst. Her experience as a partner at a large certified public accounting firm has provided her with significant financial and accounting expertise, particularly in the areas of auditing, business valuation and tax, and qualifies her for service as one of the Board’s audit committee financial experts. Ms. Conerly’s years of service as a director of a publicly-traded financial institution provide her with valuable experience in financial institution governance and an understanding of markets that are a strategic focus for Trustmark. Ms. Conerly also served on the Bank Board’s Asset/Liability Committee (the responsibilities of which are now performed by the Finance Committee), providing her with an understanding of Trustmark’s balance sheet strategy, which is a skill essential to the Board’s risk oversight function. She is a member of the National Association of Corporate Directors.

Duane A. Dewey, 67 Director of Trustmark since 2020 (Non-Independent Director) Trustmark Corporation Committees: • Executive	Career Highlights: • President and Chief Executive Officer, Trustmark Corporation • President and Chief Executive Officer, Trustmark Bank

Experience and qualifications: Mr. Dewey became president and chief executive officer of Trustmark and the Bank on January 1, 2021. He was formerly president and chief operating officer of the Bank from January 1, 2020, to December 31, 2020. He served as chief operating officer of the Bank from January 1, 2019, to December 31, 2019, and as President of Corporate Banking from 2008 to 2018. Mr. Dewey, with 22 years of experience at Trustmark and 40 years in the financial services industry, has worked in diverse geographic markets and in numerous lines of banking businesses. His executive management responsibilities in retail and institutional banking, mortgage, wealth management and insurance services enable him to provide valuable operational, strategic and financial perspectives to the Board. In addition, Mr. Dewey serves on the newly formed Mississippi Business Alliance Board of Directors as 2nd Vice Chair and will become Chair in 2028. He previously served on the Mississippi Economic Council Operating Board and Board of Governors from 2021 to 2025, and as 2nd Vice Chair from 2024 to 2025, and Treasurer of the Board from 2023 to 2024. In addition, Mr. Dewey serves on the Mississippi Partnership for Economic Development and served as Chair in 2025. Beginning January 1, 2026, Mr. Dewey became a member of the Federal Advisory Council representing the Sixth Federal Reserve District. Mr. Dewey is a member of the National Association of Corporate Directors.

Marcelo Eduardo, 63 Director of Trustmark since 2020 (Independent Director) Trustmark Corporation Committees: • Audit • Executive • Finance (Chair) • Nominating & Governance	Career Highlights: • Dean, School of Business, Mississippi College

Experience and qualifications: Mr. Eduardo has served as the Dean of the School of Business at a private college in Mississippi since 2000. He holds Ph.D. (Finance) and MBA degrees and serves as the Anderson Distinguished Professor of Finance at Mississippi College. Mr. Eduardo, an accomplished academic, has authored numerous articles on a variety of topics, including investment management, compliance, capital management and the pricing of retail banking services, which have been published in national and international journals. His expertise in banking and corporate finance, combined with his proven marketing and leadership skills, provide valuable marketing, strategic and financial perspectives to the Board, and qualifies him for service as one of the Board’s audit committee financial experts. Mr. Eduardo also served as Chair of the Bank Board’s Asset/Liability Committee (the responsibilities of which are now performed by the Finance Committee). He is a member of the National Association of Corporate Directors.

J. Clay Hays, Jr., M.D., 60 Director of Trustmark since 2017 (Independent Director) Trustmark Corporation Committees: • Enterprise Risk (Chair) • Executive • Nominating & Governance	Career Highlights: • Cardiologist, Partner, Jackson Heart Clinic, PA

Experience and qualifications: Dr. Hays is a cardiologist and partner of Jackson Heart Clinic, PA, one of the largest cardiology groups in Mississippi. He is a former chairman of the Mississippi Healthcare Solutions Institute and former director and past president of the Mississippi State Medical Association. He serves as director and secretary of the Medical Assurance Company of Mississippi, a statewide medical malpractice insurer. He is also a Mississippi Delegate to the American Medical Association House of Delegates and Chair of the Southeast Delegation of the AMA House of Delegates. With extensive experience in the medical industry, Dr. Hays is uniquely positioned to advise Trustmark on the healthcare industry and provide the Board with an important resource for assessing and managing risks. Dr. Hays also served on the Bank Board’s Asset/Liability Committee (the responsibilities of which are now performed by the Finance Committee). He is a member of the National Association of Corporate Directors.

Gerard R. Host, 71

Director of Trustmark since 2010

(Independent Director)

•

Chair of Trustmark Board since
April 2022

•

Executive Chairman of Trustmark
Board from January 2021 to April
2022

Trustmark Corporation Committees:

•

Executive

Career Highlights: • Former Executive Chairman, Trustmark Corporation and Trustmark Bank • Former President and CEO, Trustmark Corporation and Trustmark Bank

Experience and qualifications: Mr. Host has served as Chair of the Boards of Trustmark and the Bank since April 2022. He served as Executive Chairman of Trustmark and the Bank from January 1, 2021 to April 26, 2022. Mr. Host served as president and chief executive officer of Trustmark and chief executive officer of the Bank from January 1, 2011, to December 31, 2020, and served as president of the Bank from 2011 to December 31, 2019. He also served as a director of the Federal Reserve Bank of Atlanta from 2012 until the end of his second term on December 31, 2018. Throughout his 38-year tenure with Trustmark, Mr. Host has served in a variety of executive management capacities, including chief financial officer, chief investment officer and president of various divisions. Mr. Host’s in-depth knowledge of Trustmark’s operations and of the financial services industry enables him to provide both historical and strategic perspectives in Board discussions regarding corporate strategy and governance matters. He is a member of the National Association of Corporate Directors.

Harris V. Morrissette, 66 Director of Trustmark since 2016 (Independent Director) Trustmark Corporation Committees: • Enterprise Risk • Finance • Human Resources

Career Highlights:

•

President, China Doll Rice & Beans, Inc.

(Regional Packaged and Food Services Company)

•

Former President and CEO, Marshall Biscuit Company, Inc.

Other Directorships:

•

Williamsburg Investment Trust

Experience and qualifications: Mr. Morrissette serves as the president of a regional packaged food and food services company based in Alabama. His prior years of service as a director of a publicly-traded financial institution provide him with valuable experience in financial institution governance and an understanding of markets that are a strategic focus for Trustmark. In addition, Mr. Morrissette’s background and business acumen provide him with the skills necessary to contribute invaluable insight and broad perspectives to Board discussions. He also served on the Bank Board’s Credit Policy Committee (the responsibilities of which are now performed by the Enterprise Risk Committee). Mr. Morrissette is a member of the National Association of Corporate Directors.

Richard H. Puckett, 71

Director of Trustmark since 1995

Lead Director of Trustmark since 2020

(Independent Director)

Trustmark Corporation Committees:

•

Executive (Chair/Lead Director)

•

Human Resources

•

Nominating & Governance (Chair/Lead Director)

Career Highlights: • Chairman, Puckett Machinery Company (Distributor of Heavy Earth Moving Equipment and Engine Power Systems)

Experience and qualifications: Mr. Puckett is the chairman of a heavy equipment distribution and rental company with facilities located in Mississippi and eastern Louisiana that provide heavy equipment, engine power solutions and related supplies to a variety of industries. Mr. Puckett brings marketing and business leadership skills to the Board, as well as an in-depth understanding of the business climate and customer base in Trustmark’s major legacy markets. His experience and Board tenure provide valuable perspective to the Board. He also served on the Bank Board’s Credit Policy Committee (the responsibilities of which are now performed by the Enterprise Risk Committee). Mr. Puckett’s in-depth knowledge of Trustmark’s operations and of the financial services industry enables him to provide both historical and strategic perspectives in Board discussions regarding corporate strategy and governance matters. Mr. Puckett is a member of the National Association of Corporate Directors.

Lea B. Turnipseed, 53 Director of Trustmark since 2025 (Independent Director) Trustmark Corporation Committees: • Enterprise Risk • Audit	Career Highlights: • Vice President and General Auditor, Entergy Corporation

Experience and qualifications: Ms. Turnipseed is a certified public accountant and has served since 2022 as Vice President and General Auditor for Entergy Corporation. Previously, she worked for Entergy Mississippi, LLC, serving as Vice President of Customer Service from 2018 to 2022, and Director, Finance from 2012 to 2018. Ms. Turnipseed serves on the newly formed Mississippi Business Alliance Foundation Board of Directors. She previously served on the Board of Governors of the Mississippi Economic Council from 2013 to 2025 and on the Operating Board of the Mississippi Economic Council from 2019 to 2025. Ms. Turnipseed previously served on the Board of Directors of the Mississippi Manufacturers Association from 2019 to 2022, and the Board of Trustees of the United Way of the Capital Area in Jackson, Mississippi from 2019 to 2022. She brings to the Board extensive financial and accounting expertise as well as experience in risk management and the regulated utility industry, and her extensive knowledge of the Mississippi economic environment provides the Board with valuable insight and qualifies her for service as one of the Board’s audit committee financial experts. Ms. Turnipseed is a member of the National Association of Corporate Directors.

William G. Yates III, 53 Director of Trustmark since 2009 (Independent Director) Trustmark Corporation Committees: • Finance	Career Highlights: • President and CEO, W.G. Yates & Sons Construction Company • President and CEO, The Yates Companies, Inc.

Experience and qualifications: Mr. Yates is the president and chief executive officer of a commercial construction company with operating divisions located throughout the Southeast, many of which are within markets served by Trustmark. Mr. Yates’ knowledge of these markets, as well as his leadership experience in the various aspects of the construction industry, including employee relations matters, contract negotiations, and risk management, provide the Board with an important resource for assessing and managing risks and planning for corporate strategy. He formerly served as a member of the Bank Board’s Asset/Liability Committee and Credit Policy Committee (the responsibilities of which are now performed by the Finance Committee and the Enterprise Risk Committee, respectively). In January 2021, Mr. Yates was appointed a director of the Federal Reserve Bank of Atlanta, New Orleans Branch. In addition, Mr. Yates serves on the newly formed Mississippi Business Alliance Board of Directors. He previously served on the Mississippi Economic Council Board of Directors from 2011 to 2025, including as a former chairman. Mr. Yates also serves on the Mississippi Partnership for Economic Development Board of Directors. He is a member of the National Association of Corporate Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion & Analysis (CD&A) explains our executive compensation program for our named executive officers (NEOs), listed below. This CD&A also describes the process of the Human Resources Committee of the Board (the Committee) for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2025.

Name	Position

Duane A. Dewey	President and Chief Executive Officer, Trustmark Corporation and Trustmark Bank

Thomas C. Owens	Treasurer and Principal Financial Officer, Trustmark Corporation Executive Vice President, Chief Financial Officer, Trustmark Bank

Robert B. Harvey	Executive Vice President, Chief Credit and Operations Officer, Trustmark Bank

Wayne A. Stevens	President – Retail Banking, Trustmark Bank

Granville Tate, Jr.	Secretary, Trustmark Corporation Executive Vice President, Chief Administrative Officer, and Secretary, Trustmark Bank

Executive Summary

Trustmark is committed to aligning the compensation of its executive officers with Trustmark’s financial and operational performance. The Committee believes that its current executive compensation program is helping to achieve these goals by aligning compensation with Trustmark’s performance.

2025 Business Highlights. Trustmark’s momentum continued to build throughout the year, resulting in record earnings in 2025. Our traditional banking business drove continued loan and deposit growth, a strong net interest margin, and solid credit quality. Our mortgage banking business achieved increased production and significant improvement in profitability while revenue in our wealth management business reached an all-time high.

•

Achieved record net income of $224.1 million in 2025, representing diluted earnings per share of $3.70; this level of earnings resulted in a return on average assets of 1.21% and a return on average tangible equity of 12.97%

•	Net interest income (FTE) totaled $647.2 million, up 8.4% in 2025, to produce a net interest margin of 3.80%, up 29 basis points from the prior year

•	Wealth management revenue totaled $40.1 million, up 7.7% in 2025

•	Mortgage banking revenue totaled $33.1 million in 2025, up 24.2% from the prior year

•	Total revenue reached a record level of $799.8 million in 2025

•	Noninterest expense totaled $512.2 million in 2025, an increase of 5.5% from the prior year

•	Loans held for investment (HFI) increased $584.3 million, or 4.5%, in 2025

•	Net charge-offs represented 0.13% of average loans in 2025

•	Deposits increased $391.6 million, or 2.6%, in 2025

•	Maintained strong capital position with CET1 ratio of 11.72% and total risk-based capital ratio of 14.41% during 2025

•	Repurchased 2.2 million shares of common stock, or 3.5% of shares outstanding at December 31, 2024

•	Returned approximately 61.8% of net income in 2025 to shareholders through dividends and share repurchase activity

•	Tangible book value per share at December 31, 2025, was $30.28, an increase of 13.5% from the prior year

For more information on return on average tangible equity and tangible book value per share, which are non-GAAP financial measures, including a reconciliation of such measures to amounts reported under GAAP, please see the section entitled “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in Trustmark’s 2025 Form 10-K.

2025 Executive Compensation Highlights. Our executive compensation program has three primary elements: base salary, annual incentives under our Annual Management Incentive Plan (MIP), and long-term equity incentives under the Trustmark Corporation Stock and Incentive Compensation Plan (Trustmark Stock Plan). Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term equity incentives drive our NEOs to focus on long-term sustainable stockholder value creation. The following executive compensation actions for 2025 are aligned with Trustmark’s financial performance and are consistent with the design of Trustmark’s program:

•

Base Salaries. Effective July 1, 2025, the Board approved base salary increases of 6.7% for Mr. Dewey and 13.4% for Mr. Owens, and the Bank Board approved base salary increases of 4.0% for Mr. Stevens and 3.0% for Messrs. Harvey

and Tate. For further information regarding these base salary increases, see “2025 Executive Compensation Program in Detail – Base Salaries” on page 23.

•

Annual Incentives. For 2025, Trustmark’s performance resulted in payouts for the NEOs under the MIP, that, on average, achieved 180% of target, out of a maximum potential payout of 200%. For further information regarding the MIP, see “2025 Executive Compensation Program in Detail – Annual Management Incentive Plan (MIP)” on page 23.

•

Long-Term Equity Incentives (LTI). Trustmark’s performance over the three years ended December 31, 2025 resulted in combined vesting for performance share units (PSUs) granted in 2023 of 165.0% out of a maximum potential vesting of 200%. For further information regarding LTIs, see “2025 Executive Compensation Program in Detail – Long Term Equity Incentives (LTI Awards)” on page 25.

Best Compensation Practices & Policies. The following practices and policies within our program promote sound compensation governance and are in the best interests of our stockholders and executives:

What we do:

✓	Substantial portion of executive pay based on performance against goals set by the Board
✓	Stock ownership requirements for executive officers
✓	Independent compensation consultant regularly advises the Committee
✓	Minimum vesting periods of not less than three years for equity awards, with three-year cliff vesting of time-based awards
✓	Clawback policy that requires Trustmark to recover incentive-based compensation under certain circumstances
✓	Use of peer company and market data to help set executive compensation
✓	Annual advisory votes on executive compensation
✓	Oversight of compensation by the Human Resources Committee, which is comprised solely of independent directors

What we don’t do:

No automatic or guaranteed annual salary increases

No guaranteed bonuses or guaranteed long-term incentive awards
No tax gross-ups for executive officers

No hedging of Trustmark stock
No “single-trigger” severance payments or restricted stock vesting for change in control

No excessive perquisites

2025 Say on Pay Vote. Each year, we carefully consider the results of our shareholder say-on-pay vote from the preceding year. In 2025, the advisory shareholder vote on Trustmark’s executive compensation received approval of over 98.9% of the votes cast on the proposal. In light of such strong support, we did not make any material changes to our program for 2025.

What Guides Our Program

Guiding Philosophy. The guiding philosophy of the Committee is to attract and retain highly qualified executives and to motivate them to maximize shareholder value while managing risk appropriately and maintaining the safety and soundness of the organization. The Committee believes that a significant portion of an executive’s total compensation should be variable and dependent upon the attainment of certain specific and measurable annual and long-term performance objectives, and aligned with the interests of Trustmark’s shareholders. The Committee also believes that executive compensation should be competitive, allowing Trustmark to recruit, retain and motivate executives who play a significant role in the organization’s current and future success. Further, compensation policies and practices should be designed to help develop management talent, promote teamwork and reinforce effective corporate governance.

Key Elements of Compensation. The following table summarizes key elements of Trustmark’s executive compensation program and the primary objectives each element supports:
Key Elements		Objectives
Base salary		• Attract and retain highly qualified executives • Reward prior performance, industry and job specific knowledge, experience and leadership ability
Annual incentives (under the MIP)		• Reward achievement of annual corporate financial goals and, where applicable, line-of-business (LOB) goals
Long-term equity incentives	Performance share units (PSUs)	• Reward achievement of long-term objectives • Create a direct link between management’s performance and shareholder value
	Time-based restricted stock units (RSUs)	• Align shareholder and management interests • Retain key executives • Supports achievement of stock ownership goals

Compensation Mix. While the Committee considers the overall mix of executives’ pay between base salary, annual cash bonus and long-term incentive compensation, the Committee does not target a specific allocation among the various compensation components. Generally, more than one-half of the CEO’s compensation is contingent on performance, and approximately one-half of the compensation provided to the other NEOs is contingent on performance. In allocating compensation among salary, bonus and equity-based compensation, the Committee believes that the compensation of the senior-most levels of management with the greatest ability to influence Trustmark’s performance should be significantly performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. The Committee also makes allocations between short-term and long-term compensation for NEOs. Consistent with its executive compensation philosophy and goals, in 2025, the Committee provided that for the senior-most levels of management 100% of annual cash incentive payments and 50% of long-term equity-based awards would be determined based on achievement of performance targets.

The charts below show the target annual total direct compensation of our CEO and our other NEOs for fiscal year 2025. These charts illustrate that a majority of target annual total direct compensation is variable (66% for our CEO and an average of 56% for our other NEOs). These charts do not include any one-time equity grants or awards outside of target annual total direct compensation.

The Decision-Making Process

The Role of the Committee. The Committee oversees the executive compensation program for our NEOs. The Committee is comprised of independent, non-employee members of the Board. The Committee works closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Committee reviews all of the components of compensation in making determinations on the mix, amount and form of executive compensation. In making compensation decisions, the Committee seeks to promote teamwork among, and high morale within, executive management, including the NEOs. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation for executive management, it is mindful of internal pay equity considerations and assesses the relationship of the compensation of each executive to other members of executive management. The Committee makes all recommendations for compensation and equity award decisions regarding our NEOs, including the CEO, for final approval by the independent members of the full Board.

Details of the Committee’s authority and responsibilities are specified in the Human Resources Committee Charter, which is posted at investorrelations.trustmark.com.

The Role of Management. The Chair of the Committee works with the CEO and the Human Resources department to establish the agenda for Committee meetings. The CEO and Human Resources department also interface with the Committee in connection with the Committee’s executive compensation decision-making, providing comparative market data as well as making recommendations. The Committee periodically meets with the CEO and members of the Human Resources department to assess progress toward meeting objectives set by the Board for both annual and long-term compensation. The Committee also meets in executive session without management present when appropriate.

The Role of the Independent Compensation Consultant. The Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of executive and non-employee director compensation programs. Pursuant to authority granted to it under its Charter, the Committee has hired Pearl Meyer as its independent consultant. Pearl Meyer reports directly to the Committee and does not provide any additional services to management. The Committee has assessed the independence of Pearl Meyer pursuant to SEC and Nasdaq rules and has concluded that the advice it receives from Pearl Meyer is objective and not influenced by other relationships that could be viewed as conflicts of interest.

With respect to Trustmark’s compensation program for executives and non-employee directors for 2025, the Committee depended on Pearl Meyer’s current and previous services including:

•	market data regarding executive compensation in the banking and financial services industry,
•	updated competitive market analysis for the Executive Strategy Committee, presented in 2025, with consideration of salary, annual cash bonuses, and equity compensation,
•	observations on typical market practices, particularly performance metrics, performance targets, incentive scale and weightings for the annual management incentive plan,
•	market practices and trends regarding stock and incentive plans,
•	market data regarding director compensation,
•	recommendations regarding the composition of Trustmark’s peer group, and
•	review of Compensation Discussion and Analysis.

Benchmarking. We believe competitive compensation is essential for attracting and retaining top executives. The Committee ensures our pay practices align with organizations with whom we compete for executive talent and are similar in size and scope.

For purposes of setting compensation levels for 2025, the Committee reviewed peer group data and survey data to establish a competitive pay range for our NEOs. For each NEO, the Committee recommends salary, annual incentives, and long-term incentives, using market data as a reference but also considering individual experience, performance, responsibilities, and contributions. For the CEO, the Committee follows a similar process of reviewing peer group data and survey data in order to recommend the appropriate mix and level of compensation elements to the full Board, with final approval by independent Board members. Although the Committee and the Board do not set compensation levels for our NEOs solely on peer group data and survey data, as a general matter they believe it is appropriate for our NEOs’ total direct compensation to be competitive in alignment to applicable peer group and market standing for comparable positions.

Our peer group data is sourced from proxy statements of financial institutions and updated annually. These institutions are chosen for their similarity in size, business mix, and relevance for executive talent and shareholder competition. The peer group focuses on institutions with at least $10 billion in assets, because these institutions are subject to the same regulatory mandates as Trustmark. The 2025 compensation peer group listed below included 21 companies with assets ranging from $12.0 billion to $35.2 billion (65% to 191% of our asset size) and market capitalizations between $1.5 billion and $6.6 billion.

For 2025, Trustmark’s peer group consisted of the following companies:

Ameris Bancorp	First Interstate BancSystem, Inc.	Provident Financial Services, Inc.

Atlantic Union Bankshares Corporation	First Merchants Corporation	Renasant Corporation

Banner Corporation	Fulton Financial Corporation	Seacoast Banking Corporation of Florida

Eastern Bankshares, Inc.	Glacier Bancorp, Inc.	Simmons First National Corporation

FB Financial Corporation	Hancock Whitney Corporation	United Bankshares, Inc.

First Busey Corporation	Independent Bank Corporation	United Community Banks, Inc.

First Financial Bancorp	NBT Bancorp, Inc.	WesBanco, Inc.

2025 Executive Compensation Program in Detail

Base Salaries. Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent.

In establishing the CEO’s base salary, the Committee considers peer group and market data provided by its independent compensation consultant, as well as internal data provided by Human Resources. The Committee also takes into account the CEO’s individual performance and contributions relative to Trustmark’s corporate goals. In establishing base salaries of the other NEOs, the Committee considers the recommendations of the CEO, which are based on individual responsibility level, individual and company performance, total compensation histories for each such NEO, as well as peer group and market data provided by its independent compensation consultant. The Committee also evaluates each NEO’s overall span of responsibility and control, knowledge and leadership ability.

Based on its review and upon the Committee’s recommendation, the Board approved base salary increases of 6.7% for Mr. Dewey and 13.4% for Mr. Owens. The Bank Board approved base salary increases of 4.0% for Mr. Stevens and 3.0% for Messrs. Harvey and Tate, in each case effective as of July 1, 2025. The comparatively larger increases in base salary for Mr. Dewey and Mr. Owens for 2025 reflects the Committee’s and Board’s desire to more closely align their salaries to comparable positions within the applicable peer group and market positioning, which is consistent with the Committee’s guiding philosophy for executive compensation to be competitive.

The base salaries in effect during 2024 and 2025 are shown below:

Name	2025 Base Salaries ($)	2024 Base Salaries ($)	Percent Change (%)

Duane A. Dewey	$925,000	$867,000	6.7%

Thomas C. Owens	$500,000	$441,000	13.4%

Robert B. Harvey	$443,648	$430,726	3.0%

Wayne A. Stevens	$441,684	$424,696	4.0%

Granville Tate, Jr.	$443,648	$430,726	3.0%

Annual Management Incentive Plan (MIP). The Committee typically awards annual cash incentives utilizing a structured, objective approach based upon the achievement of performance objectives set forth in an annual management incentive plan. Cash incentives constitute the largest cash component tied specifically to company performance. The 2025 MIP provided our NEOs the opportunity to earn a performance-based annual cash incentive award. Target award opportunities are expressed as a percentage of base salary and are established based on the NEO’s level of responsibility and ability to impact the Company’s overall results. The Committee also considers market data in setting target award amounts. Actual incentive award payouts depend on the achievement of pre-determined corporate financial, strategic/operational and, where applicable, line of business (LOB) objectives. The selected performance goals are intended to be challenging, but achievable for results at or slightly above the established target levels. Actual payouts can range from 0% to 200% of target award amounts. Annual MIP awards for executives are subject to the terms of Trustmark’s executive compensation clawback policy (the Clawback Policy) as such may be in effect from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment or forfeiture of incentives received with respect to the MIP awards.

2025 Target Award Opportunity. The Committee increased Mr. Dewey’s target annual opportunity from 80% in 2024 to 90% in 2025 and Mr. Stevens’ from 50% in 2024 to 60% in 2025, to better align with the market. All other NEO target annual award opportunities remained unchanged from 2024. As a result, NEO target award opportunities for 2025 were as follows:

Name	Target Award Opportunity (as percentage of salary)

Duane A. Dewey	90%

Thomas C. Owens	60%

Robert B. Harvey	60%

Wayne A. Stevens	60%

Granville Tate, Jr.	60%

2025 Performance Objectives, Metrics, Weightings and Results. The performance objectives and metrics upon which our NEOs’ MIP awards are determined and approved by the Committee at the beginning of each year are directly linked to the key drivers of our business. Depending on achievement against the stated performance metrics, actual awards, if any, for 2025 could range from 50% of the target award payout (for threshold performance achievement) to 100% (for target performance achievement) to 200% (for maximum performance achievement). If performance is below threshold level for each of an NEO’s objectives under the MIP, no award is earned. Payouts are linearly interpolated for performance between threshold and maximum.

For 2025, the MIP was focused on driving profitability and operational efficiency. Specifically, by weighting corporate EPS and Efficiency Ratio more heavily, the MIP encourages sustainable financial performance while ensuring the Company operates cost-effectively. This combination promotes both growth in earnings and a disciplined approach to managing expenses. In addition, the Committee approved separate expense metrics for corporate functions and individual LOBs to balance responsibility for managing costs across teams and individuals. For 2025, the threshold and maximum performance levels continue to reflect the uncertainty of achieving the goals and provide variability in pay for changes in performance while also requiring higher performance to reach the maximum payout level.

After the target levels and performance goals and weightings have been approved by the Board, the Committee retains the discretion to adjust the target levels and performance goals and weightings during the year, on an individual or group basis, if the Committee determines additional adjustments are appropriate for this purpose.

The table below summarizes the corporate financial, strategic/operational performance metrics, weights, achievement goals, and actual results for the CEO for:

Performance Metrics		2025 Performance Achievement Goals			Actual Results	Performance Factor	Percent of Target
($ in millions, other than per share data)	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)			Award Earned

Corporate Financial:

EPS	50%	$ 2.80	$ 3.29	$ 3.78	$ 3.72	1.88	94%

Corporate Strategic/Operational:

Efficiency Ratio(1)	20%	66.01%	62.87%	59.73%	61.74%	1.36	27%

NPAs/Total loans (incl. LHFS + ORE)	10%	0.97%	0.81%	0.65%	0.65%	2.00	20%

Adjusted Non-Interest Expense (Core)(2)	20%	$ 531.303	$520.885	$ 510.467	$ 507.725	2.00	40%
TOTAL:	100%						181%

(1)

Efficiency ratio is a non-GAAP financial measure and is calculated by dividing non-interest expense (Core) (as described in footnote (2) below) by adjusted revenue (which excludes the impact of certain tax equivalents, partnership amortization for tax credit purposes, and securities gains/losses, net).

(2)

Adjusted Non-Interest Expense (Core) is a non-GAAP financial measure that excludes the impact of other real estate, net, amortization of intangibles, charitable contributions resulting in state tax credits, and other significant non-routine transactions as disclosed in Trustmark’s 2025 Form 10-K, under “Significant Non-Routine Transactions” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The other NEOs’ performance is measured using the same corporate financial, strategic/operational performance metrics as shown in the table above for the CEO, except that Core Adjusted Non-Interest Expense is measured both at the Corporate level and for each other NEO’s LOB, each weighted at 10%. The 10% weighting for LOB Non-Interest Expense resulted in differing levels of overall achievement for the other NEOs, depending on the results achieved by each other NEO’s LOB.

At year end, the Committee, at its discretion, also reserves the right to adjust any MIP award payments proposed for a NEO. The Committee’s exercise of discretion is intended to ensure the MIP appropriately rewards performance and prevents unintended windfalls or penalization to participants. The Committee did not make any such adjustments for 2025.

2025 MIP Payouts.
 The Committee determined MIP awards for each NEO by applying the relevant weighting to the achievement of the applicable performance goals for each NEO. The calculated MIP awards align with the strong 2025 financial performance described above. The MIP awards for all NEOs were approved by the Committee on February 17, 2026, and by the Board on February 18, 2026. The actual MIP awards for 2025 performance, which were paid to the NEOs on or about March 15, 2026, were as follows:

Name	Target (% of base salary)	Target ($)	2025 Actual MIP Award (% of Target)	2025 Actual MIP Award ($)(1)

Duane A. Dewey	90%	$ 832,500	181.08%	$ 1,507,473

Thomas C. Owens	60%	$ 300,000	181.08%	$ 543,250

Robert B. Harvey	60%	$ 266,189	181.08%	$ 482,024

Wayne A. Stevens	60%	$ 265,010	176.87%	$ 468,715

Granville Tate, Jr.	60%	$ 266,189	181.08%	$ 482,024

(1)	Calculated using base salary effective for July 1, 2025.
These 2025 annual cash bonus amounts are presented as
Non-Equity
Incentive Plan Compensation for 2025 in the “Summary Compensation Table for 2025” on page 30.
Long-Term Equity Incentives (LTI awards)
. LTI awards are designed to promote a balanced focus on driving performance, retaining talent, and aligning the interests of the Company’s NEOs with those of its shareholders and generally constitute the largest non-cash
component of each NEO’s total compensation package. LTI awards are granted under the Trustmark Stock Plan.
LTI awards (whether vested or unvested) are subject to the terms of Trustmark’s Clawback Policy as such may b
e in effect from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment or forfeiture of LTI awards or any shares of Trustmark common stock or other cash or property received
with respect to the awards.
Trustmark does not grant equity awards in anticipation of the release of material non-public
information, and the release of earnings information or other material non-public
information is not timed on the basis of equity award grant dates.
When granting annual LTI awards, the
Committee
considers different types of equity vehicles, and for 2025 grants, approved LTI awards as follows:

Equity Vehicle	Weight	Objectives and Design
Performance Share Units (PSUs)	50%
●
Rewards achievement of financial goals
meas
ured over a three-year performance period (January 1, 2025 — December 31, 2027)
●
Uses a balanced mix of absolute and relative performance metrics putting appropriate focus on long-term alignment and pay relative to shareholder returns by measuring the Company’s:
●   Return on Average Tangible Equity (ROATE)
●   Total Shareholder Return (TSR) relative to the peer group
●
Determines the number of earned PSUs, which can range from 0% to 200% of the target award, based on performance results.
●   If performance falls below the threshold level, no PSUs will be earned for that portion of the award.
●   Any PSUs earned above target are called “achievement units”
●
Accumulates dividend equivalents that vest and are paid only when the related shares vest
●
Does not provide dividend equivalents for PSUs earned above target (i.e., achievement units)
●
Settled in unrestricted shares following the end of the performance period

Time-based Restricted Stock Units (RSUs)	50%
●
Promotes retention by cliff vesting on the third anniversary of the grant date, based on continuous service
●
Supports achievement of stock ownership goals and instills an ownership mentality
●
Accumulates dividend equivalents that vest and are paid only when the related shares vest
●
Settled in unrestricted shares when fully vested

2025 Target Award Opportunity. In determining the size of each equity award granted, the Committee considers a variety of factors, including market value, and internal equity. The table below shows the target annual LTI award values granted for 2025 for each of the NEOs:

Name	PSUs (at Target)* ($)	RSUs* ($)	Total ($)

Duane A. Dewey	$500,000	$500,000	$1,000,000

Thomas C. Owens	$150,000	$150,000	$300,000

Robert B. Harvey	$150,000	$150,000	$300,000

Wayne A. Stevens	$150,000	$150,000	$300,000

Granville Tate, Jr.	$150,000	$150,000	$300,000

* Actual award amounts for PSUs and RSUs at target levels were determined based on the average of the closing price of Company common stock for the 10 days leading up to grant date which was on February 12, 2025. The 10-day average (1/30/2025 – 2/12/2025) closing stock price was $37.91.

The grant date fair value of the PSUs and RSUs granted in 2025 are shown in the “Grants of Plan-Based Awards for 2025” table on page 32.

A Closer Look at PSUs. For PSUs granted in 2025, the performance period began January 1, 2025, and continues through December 31, 2027. Consistent with past years, PSUs vest based on the achievement of Company performance goals related to ROATE and TSR over a three-year period.

•

ROATE (50% weight): ROATE is a non-GAAP financial measure, but does not have a comparable GAAP financial measure. ROATE performance goals are set by the Committee at the beginning of each performance cycle based on a forecasted three-year average of ROATE. ROATE is calculated using net income adjusted for intangible amortization divided by total average tangible common equity (total shareholders’ equity less goodwill and other identifiable intangible assets); it excludes the impact of (i) restructurings, discontinued operations, extraordinary items and other significant non-routine transactions, (ii) material litigation and insurance settlements, (iii) changes to comply with ASU 2016-02 and ASU 2016-13, and (iv) cumulative effects of income tax and accounting changes in accordance with GAAP.

•	Relative TSR (50% weight): The Company’s TSR performance relative to the peer group (see below) will generally determine the number of shares delivered at the end of the three-year performance cycle.

Actual award payouts can range from 0% to 200% of target for the three-year performance cycle depending on overall performance achievement results. The ROATE and TSR results are combined to determine the overall achievement. Award payouts are linearly interpolated for performance between threshold and maximum. No awards are earned below the threshold performance level.

	Performance Achievement Results and Award Payouts (as a % of Target)
	Threshold		Target		Maximum
Metrics	Result	Award	Result	Award Payout	Result	Award Payout
ROATE	80%	25.00%	100%	50%	120%	100% of target

Relative TSR Ranking	30th percentile	17.50%	50th percentile	50%	75th percentile	100% of target
Overall Achievement		42.50%		100%		200%

Performance Awards Earned (2023-2025 Performance Period). For the 2023-2025 performance period, the NEOs earned 165.0% of their target PSUs based on Trustmark’s three-year average ROATE compared to an absolute target and TSR, which includes dividends, performance relative to Trustmark’s peer group, as shown in the table below.

Name	Target PSUs Granted	Actual PSUs Earned

Duane A. Dewey	14,097	23,260

Thomas C. Owens	4,146	6,841

Robert B. Harvey	4,146	6,841

Wayne A. Stevens	4,146	6,841

Granville Tate, Jr.	4,146	6,841

Other Compensation Practices, Policies & Guidelines

Stock Ownership Guidelines. To help mitigate risks associated with Trustmark’s compensation programs and encourage management to focus on long-term growth and financial success, Trustmark has guidelines that require the CEO and other members of executive management of the Bank to own, at minimum, the number of shares of Trustmark stock equal in value to a multiple of their base salary.

The guidelines as of July 1, 2025 are as follows:

Multiple of Base Salary

CEO	5x

Executive Strategy Committee	2x

Other Executive Management	1.5x

The guidelines calculate the number of shares to be owned by reference to an executive’s base salary as of July 1 of each year and the 10-day trading average share price through June 30 each year. Unvested time-based restricted stock units are counted as shares owned for purposes of the guidelines. Pledged shares are not considered to be owned for purposes of the stock ownership guidelines. The Committee reviews stock ownership levels of executive management annually. Until an executive has reached the applicable ownership level, the executive is required to hold 100% of the shares received from any Trustmark stock awards. Based on the most recent review of ownership level attainment in 2025, all of the NEOs owned the minimum number of shares required to satisfy the guidelines.

Executive Compensation Recoupment. The Committee includes clawback provisions in LTI awards and the MIP, which generally provide that any such award that vests or cash bonus paid is subject to recovery by Trustmark as required by applicable federal law and/or such basis as the Board determines. On October 24, 2023, the Board adopted the Clawback Policy consistent with the requirements of Rule 10D-1 under the Exchange Act and Nasdaq listing standards. The Clawback Policy provides that, in the event Trustmark is required to prepare an accounting restatement of its financial statements due to Trustmark’s material noncompliance with any financial reporting requirement, executive officers covered by the Clawback Policy must reimburse Trustmark, or forfeit, any excess incentive compensation received by such covered executive officer during the three completed fiscal years immediately preceding the date on which Trustmark is required to prepare the restatement. Incentive compensation subject to the Clawback Policy includes any cash or equity compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive compensation received based on the erroneous data over the incentive compensation that would have been received had it been based on the restated results.

Policy Against Hedging and Limitations on Pledging. To ensure that Trustmark directors, officers and employees bear the full risks of stock ownership, Trustmark’s Insider Trading Policy prohibits Trustmark directors, officers and employees from engaging in any form of hedging transactions relating to Trustmark stock. With limited exceptions, directors and executive officers are also prohibited from pledging or creating a security interest in any Trustmark stock they hold, and no director or executive officer currently holds any Trustmark stock that is pledged or otherwise subject to a security interest.

Retirement Benefits. Trustmark maintains certain plans providing retirement benefits in which the NEOs and certain other associates participate, as described below.

Executive Deferral Plan. Because of the limits for tax qualified retirement plans, Trustmark maintains a defined benefit supplemental retirement plan (Executive Deferral Plan) that provides additional retirement benefits to selected executives. While the Committee believes that the plan provided a competitive element and was a traditional component among peer financial institutions as a tool for retaining executive management, the Committee has not recommended adding new participants to the plan since 2008. As a result, Mr. Tate and Mr. Owens, who joined the company after that time, are not participants.

NEOs selected for plan participation by the Committee receive retirement benefits generally equal to 50% of their covered salaries. The retirement benefit is payable for life, but not less than ten years, and commences at normal retirement age, which is 65, whether or not the participant is still employed, unless the early retirement or death provisions described below apply. Benefits payable pursuant to the plan are not subject to reduction for social security benefits.

The plan provides retirement and pre-retirement death benefits based upon a retirement benefit amount for each participant established by the Committee. The retirement benefit amount is based on the participant’s specified covered salary.

The following table shows, as to each NEO, annual retirement benefits anticipated to be paid at normal retirement:

Name	Annual Benefit ($)

Duane A. Dewey	$100,000

Thomas C. Owens	---

Robert B. Harvey	$100,000

Wayne A. Stevens	$100,000

Granville Tate, Jr.	---

In 2023, Mr. Dewey, and in 2025, Mr. Harvey, became eligible for payments under the Executive Deferral Plan. However, the plan provides that payments shall be delayed if such payments would not be deductible under Section 162(m) of the Internal Revenue Code. As a result, payments to Mr. Dewey for 2023 through 2025 were delayed, and payments to Mr. Harvey for 2025 were delayed.

See the “Pension Benefits for 2025” table on page 34 for more information regarding this plan.

Non-Qualified Deferred Compensation Plan.  Trustmark also provides a Non-Qualified Deferred Compensation Plan (the NQDC Plan) that provides additional cash compensation deferral opportunities for executives who are impacted by the compensation and contribution limits that restrict participation in Trustmark’s 401(k) plan. The Committee believes the plan is competitive with those offered by Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The plan allows executives, including NEOs, to defer on a pre-tax basis up to 90% of annual base salary and/or cash bonus. The NQDC Plan permits discretionary contributions by Trustmark, and in March 2026 Trustmark contributed an aggregate amount of $155,000 to the CEO’s and other NEOs’ accounts. The contributions made in March 2026 in respect of 2025 performance were dependent on reaching Trustmark’s performance threshold of 95% of the established EPS target for 2025. Each executive’s deferred income is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the executive. Distributions can be received under this plan upon retirement, death, long-term disability, termination of employment or during employment at specified dates.

In 2021, 2022, 2023 and 2024, Mr. Dewey had a scheduled distribution from the NQDC Plan. However, the plan provides that any distribution shall be delayed if such distribution would not be deductible under Section 162(m) of the Internal Revenue Code. As a result, the scheduled distributions to Mr. Dewey for such years were delayed.

See the “Non-Qualified Deferred Compensation for 2025” table on page 35 for more information regarding this plan and see the “Summary Compensation Table for 2025” on page 30 and the “All Other Compensation for 2025” table on page 31 for more information regarding Trustmark’s contribution to Trustmark’s 401(k) Plan.

Perquisites; Other Benefits.  Perquisites provided to executive officers are reviewed annually within the context of Trustmark’s executive compensation program, market practices and the nature of each executive’s responsibilities. Generally, Trustmark limits the types of perquisites offered to executive officers as shown in the “All Other Compensation for 2025” table on page 31.

The Committee believes the currently-offered perquisites are minimal in overall cost and competitively necessary to attract and retain talented executives. Consistent with most other financial institutions in its peer group, Trustmark encourages executive management to belong to a golf or social club so that there is an appropriate entertainment forum for customers and appropriate interaction with the executives’ communities. Trustmark pays the initiation fee and annual dues for a club membership for some of the NEOs. In addition, Trustmark provides Messrs. Dewey and Stevens with use of a company-owned automobile. In addition, the Board authorizes an annual allowance of up to 15 hours of personal use of Trustmark’s airplane for the CEO, which provides an efficient way to maximize the CEO’s available time for company business.

Severance and Change in Control Benefits.  Upon any termination of employment, NEOs would be entitled to receive their vested benefits under the 401(k) plan, NQDC Plan and supplemental retirement plan (Executive Deferral Plan), although these benefits generally would not be increased or accelerated (except for the acceleration of additional years of service provided under the Executive Deferral Plan under certain circumstances).

Trustmark believes that additional severance benefits are appropriate for executive management because it may be difficult for senior executives to find comparable employment within a short period of time. As discussed above, Trustmark’s restricted stock and restricted stock unit awards provide for accelerated vesting in the event of a “double trigger” change in control and upon certain termination events, and an incremental benefit is provided under the Executive Deferral Plan upon certain termination events following a change in control.

In light of the CEO’s and other NEOs’ role and importance to the success of Trustmark, the Committee believes that it is appropriate to provide for severance and change in control benefits in written agreements. The Committee further believes that providing change in control benefits to the CEO and other NEOs should eliminate any reluctance to pursue potential change in control transactions that may be in the best interests of shareholders. Trustmark also believes that the severance and change in control benefits it provides are customary among its peers.

Trustmark’s change in control benefits provided to the CEO and other NEOs are “double trigger,” which means that the benefits are payable only if the executive’s employment is terminated other than for cause, death or disability or if the executive resigns for good reason, in each case within a specified period following a change in control. Trustmark believes that these benefits are consistent with the general practice among its peers. In addition, Trustmark believes the use of a double trigger in most cases reasonably balances the needs of the executive and Trustmark by protecting the legitimate interests of executives in employment security without unduly burdening Trustmark or shareholder value. Beginning in 2024, all new restricted stock unit awards granted are “double trigger”.

Trustmark does not provide any tax gross-ups related to severance or other compensation or benefits that executives may receive in connection with a change in control. Change in control benefits are provided on a “best net” approach, under which an executive’s change in control benefits are reduced to avoid the golden parachute excise tax only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction.

For additional information on Trustmark’s employment and change in control agreements with its NEOs, please see “Employment and Change in Control Agreements with NEOs” beginning on page 41.

Analysis of Risk Associated with Trustmark’s Compensation Policies and Practices. In late 2025 and early 2026, the Committee, together with Trustmark’s risk, compliance and human resources officers, and line of business management, conducted an in-depth risk assessment of Trustmark’s compensation policies and practices. Management prepared detailed materials regarding the operation of Trustmark’s various compensation arrangements with its associates and submitted the materials to Trustmark’s risk and compliance officers, who with human resources officers reviewed the materials with the members of management most closely involved with the respective compensation arrangements. Risk and compliance provided credible challenge of the risk assessments, and the final inherent risk, control, and residual risk ratings were discussed with the line of business management. Trustmark’s Chief Risk Officer and Director of Human Resources presented the officers’ conclusions and supporting materials to the Committee, which reviewed and discussed the analysis at its meeting on February 17, 2026.

The Committee has concluded that Trustmark’s compensation policies and practices have sufficient mitigating features and controls to maintain an appropriate balance between prudent business risk and resulting compensation and encourage appropriate risk behavior consistent with Trustmark’s risk appetite, business strategy and profit goals. Some of the mitigating features and controls used are the overall compensation mix, weighting of performance metrics, timing of awards in relation to performance measurement period, use of full value equity-based awards with multi-year vesting periods, and establishment of targets with payouts at multiple levels of performance, chargeback provisions on returned or unearned commissions, clawback provisions, capped upside opportunities, and oversight by executive management and the Board. In addition, Trustmark’s incentive compensation arrangements are subject to a system of internal controls to ensure that incentive compensation is properly tracked, approved and paid. Trustmark’s internal controls include comparisons throughout the year of performance results against performance requirements, approval by appropriate levels of management, the Committee, the Board and/or the Bank Board of incentive compensation payouts, with separate review and approval by division controllers of lines of business that have significant incentive compensation payouts, and coordination among human resources, accounting, finance, and payroll personnel to ensure that incentive compensation payouts that have been approved are appropriately reconciled to those approvals before and after payment is made. As a result, the Committee concluded that Trustmark’s compensation policies and practices are not reasonably likely to have a material adverse effect on Trustmark, do not encourage imprudent risk-taking behavior and are consistent with maintaining the organization’s safety and soundness.

Deductibility of Compensation.  In making compensation decisions, the Committee considers Section 162(m) of the Internal Revenue Code, which limits the tax deductibility of certain compensation in excess of $1 million paid to Trustmark’s NEOs.

Although tax deductibility continues to be a consideration when determining executive compensation levels, the Committee believes that factors other than tax deductibility should take precedence in certain situations. Given the competitive market for outstanding executives, for example, the Committee believes that it is important to retain the flexibility to determine compensation elements consistent with Trustmark’s compensation philosophy, even if some executive compensation is not fully deductible under Section 162(m). Accordingly, the Committee does approve elements of compensation for certain executives that are not fully deductible by Trustmark and reserves the right to do so in the future when appropriate. In 2025, a portion of each NEO’s compensation was not deductible by Trustmark under Section 162(m).

Summary Compensation Table for 2025

The following table summarizes the compensation components for each person who served as CEO and CFO during 2025, as well as the next three most highly compensated executive officers during 2025, and indicates their positions as of December 31, 2025. Although considered “officers” of Trustmark Corporation under the Exchange Act, the NEOs’ compensation, except for equity awards under Trustmark’s stock and incentive compensation plans, is paid by the Bank. The amounts reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column were not paid to the NEOs in any year shown. These amounts represent the annual change in the present value of potential future benefits the NEOs might receive upon retirement, assuming the benefits have vested.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)

Duane A. Dewey President and Chief Executive Officer, Trustmark Corporation and Trustmark Bank	2025	$896,000	---	$991,904	---	$1,507,473	$ 117,483	$ 122,830	$3,635,690
	2024	$858,500	---	$843,828	---	$1,387,200	$ 12,410	$ 139,743	$3,241,681
	2023	$841,667	---	$840,180	---	$ 870,060	$ 115,653	$ 172,486	$2,840,046

Thomas C. Owens Treasurer and Principal Financial Officer, Trustmark Corporation Executive Vice President, Chief Financial Officer, Trustmark Bank	2025	$470,500	---	$297,583	---	$ 543,250	---	$ 76,919	$1,388,252
	2024	$430,500	---	$324,788	---	$ 529,200	---	$ 60,116	$1,344,604
	2023	$416,667	---	$247,110	---	$ 268,758	---	$ 66,634	$999,169

Robert B. Harvey Executive Vice President, Chief Credit and Operations Officer, Trustmark Bank	2025	$437,187	---	$297,583	---	$ 482,024	$ 102,504	$ 64,683	$1,383,981
	2024	$426,503	---	$305,638	---	$ 516,872	---	$ 56,653	$1,305,666
	2023	$419,900	---	$247,110	---	$ 324,184	$ 111,601	$ 59,141	$1,161,936

Wayne A. Stevens President – Retail Banking, Trustmark Bank	2025	$433,190	---	$297,583	---	$ 468,715	$ 106,767	$ 85,550	$1,391,805
	2024	$420,533	---	$248,188	---	$ 418,751	---	$ 74,829	$1,162,301
	2023	$414,022	---	$247,110	---	$ 266,435	$ 79,742	$ 75,490	$1,082,799

Granville Tate, Jr. Secretary, Trustmark Corporation Executive Vice President, Chief Administrative Officer, and Secretary, Trustmark Bank	2025	$437,187	---	$297,583	---	$ 482,024	---	$ 77,250	$1,294,044
	2024	$426,503	---	$343,938	---	$ 506,103	---	$ 67,167	$1,343,711
	2023	$419,900	---	$247,110	---	$ 324,184	---	$ 75,207	$1,066,401

(1)	No discretionary bonuses were awarded to the NEOs for 2025, 2024 or 2023.
(2)

The amounts in this column reflect restricted stock units granted to the NEOs during 2025, 2024, and 2023 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718, based, in the case of performance share units, on the then-anticipated outcome and excluding the impact of estimated forfeitures. These awards include performance share units that will vest only if the related performance measures are achieved. For the performance share units granted in 2025, 2024, and 2023, the amounts reported in this column reflect the grant date fair value based on the achievement of less than the maximum performance level. The grant date fair values, based on achievement of the maximum performance level, would be as follows for the awards granted:

	2025	2024	2023
Dewey	$787,799	$678,414	$554,830
Owens	$236,340	$199,551	$163,178
Harvey	$236,340	$199,551	$163,178
Stevens	$236,340	$199,551	$163,178
Tate	$236,340	$199,551	$163,178

Assumptions used in the calculation of these amounts are included in Note 15 to Trustmark’s audited financial statements for the year ended December 31, 2025, in Trustmark’s 2025 Form 10-K.
(3)	No stock option awards were made during 2025, 2024, or 2023. Trustmark does not have any stock options outstanding currently.
(4)	This column shows the value of annual cash bonuses earned under Trustmark’s management incentive plan.
(5)

The amounts shown in the table above reflect the changes in actuarial present value of the NEO’s accumulated benefits under the Executive Deferral Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and exclude amounts which the NEO may not have been entitled to receive because such amounts were not yet vested. In 2024, decreases in pension value of the Executive Deferral Plan benefits were largely the result of an increase in the 2024 discount rates. In 2025 and 2023, increases in pension value of the Executive Deferral Plan benefits were largely the result of a decrease in the 2025 and 2023 discount rate. Messrs. Owens and Tate are not participants in the Executive Deferral Plan. There is no above-market interest or earnings to report with respect to deferred compensation. Negative changes in pension values for 2024 were as follows:

2024
Dewey	---
Owens	---
Harvey	$(4,484)
Stevens	$(10,831)
Tate	---

(6)	See the following table for details of all other compensation for 2025.

All Other Compensation for 2025

The detail of all other compensation for 2025 is included in the following table:

Name	Use of Company Airplane (1) ($)	Automobile Allowance/Use of Company- Provided Automobile (2) ($)	Dividends on Unvested Time-Based Restricted Stock (3) ($)	Club Dues ($)	401(k) Match ($)	Trustmark Contributions under the NQDC Plan (4) ($)	Total ($)

Duane A. Dewey	$ 8,279	$ 6,429	$ 41,372	$10,750	$ 21,000	$ 35,000	$122,830

Thomas C. Owens	---	---	$ 14,163	$11,756	$ 21,000	$ 30,000	$76,919

Robert B. Harvey	---	---	$ 13,683	---	$ 21,000	$ 30,000	$64,683

Wayne A. Stevens	---	$10,541	$ 12,243	$11,766	$ 21,000	$ 30,000	$85,550

Granville Tate, Jr.	---	---	$ 14,643	$11,607	$ 21,000	$ 30,000	$77,250

(1)

The aggregate incremental cost of Mr. Dewey’s personal use of the company airplane is calculated based on the annual cost of operating the company airplane. Operating costs include depreciation, fuel, maintenance, insurance, flight crew expenses (including pilot salaries), landing fees and hangar expenses, and other miscellaneous expenses. Total annual operating costs are divided by the total number of hours the company airplane was used during the year to determine the average operating cost per hour. The average operating cost per hour is then multiplied by the hours Mr. Dewey used the company airplane for personal use to determine Trustmark’s aggregate incremental cost.

(2)

The aggregate incremental cost of Messrs. Dewey and Stevens’ personal use of a company-owned automobile is calculated based on the annual cost to Trustmark to own and operate each automobile (taking into account depreciation, insurance, taxes, repairs, maintenance and fuel) multiplied by the percentage that Messrs. Dewey and Stevens used the automobile for personal rather than business travel.

(3)

The amounts in this column reflect the dividends credited to unvested time-based restricted stock units held by the NEOs on each dividend payment date during 2025. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest, subject to a six-month delay when required by Section 409A.

(4)	The amounts in this column represent contributions by Trustmark under the NQDC Plan based on Trustmark’s performance in 2025.

Grants of Plan-Based Awards for 2025

The following table presents information regarding incentive-based cash bonuses and equity awards granted to the NEOs during or for the year ended December 31, 2025, under Trustmark’s annual management incentive plan (cash), the Trustmark Stock Plan (restricted stock units) and, in the case of incentive-based awards, reflects the amounts that could be earned or received under such awards:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(3) (#)	Options (#)	Awards ($/Sh)	Awards (4) ($)
Duane A. Dewey		$ 416,250	$ 832,500	$ 1,665,000	---	---	---	---	---	---	---
	2/12/2025	---	---	---	2,308	13,190	26,380	---	---	---	$496,129
	2/12/2025	---	---	---	---	---	---	13,189	---	---	$495,775

Thomas C. Owens		$ 150,000	$ 300,000	$ 600,000	---	---	---	---	---	---	---
	2/12/2025	---	---	---	692	3,957	7,914	---	---	---	$148,839
	2/12/2025	---	---	---	---	---	---	3,957	---	---	$148,744
Robert B. Harvey		$ 133,095	$ 266,189	$ 532,378	---	---	---	---	---	---	---
	2/12/2025	---	---	---	692	3,957	7,914	---	---	---	$148,839
	2/12/2025	---	---	---	---	---	---	3,957	---	---	$148,744

Wayne A. Stevens		$ 132,505	$ 265,010	$ 530,020	---	---	---	---	---	---	---
	2/12/2025	---	---	---	692	3,957	7,914	---	---	---	$148,839
	2/12/2025	---	---	---	---	---	---	3,957	---	---	$148,744
Granville Tate, Jr.		$ 133,095	$ 266,189	$ 532,378	---	---	---	---	---	---	---
	2/12/2025	---	---	---	692	3,957	7,914	---	---	---	$148,839
	2/12/2025	---	---	---	---	---	---	3,957	---	---	$148,744

(1)

The amounts shown in these columns reflect possible payouts under the annual management incentive plan for 2025. The minimum possible payment level (threshold) was 50% of the target amount shown, and the maximum possible payment was 200% of the target. All of these amounts are percentages of the executive’s base salary as of July 1, 2025. The amount of the award actually earned by the NEOs was recommended by the Committee on February 17, 2026 and approved by the Board on February 18, 2026. Amounts actually earned for 2025 are reported as Non-Equity Incentive Plan Compensation in the “Summary Compensation Table for 2025” on page 30.

(2)

Reflects the performance share units granted on February 12, 2025. For a description of the vesting conditions and other features of the performance share units, please see “2025 Executive Compensation Program in Detail – Long-Term Equity Incentive (LTI) Awards” beginning on page 25.

(3)

Reflects the number of time-based restricted stock units granted on February 12, 2025. For a description of the vesting conditions and other features of the time-based restricted stock units, please see “2025 Executive Compensation Program in Detail – Long-Term Equity Incentive (LTI) Awards” beginning on page 25.

(4)

The amounts in this column reflect the grant date fair value of the performance share units computed in accordance with ASC Topic 718, in each case based on the then-anticipated outcome and the grant date fair value of the time-based restricted stock units computed in accordance with ASC Topic 718.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table presents information regarding unvested equity awards held by NEOs at December 31, 2025. All awards in the table below were granted under the Trustmark Stock Plan. None of the NEOs held any unexercised options at December 31, 2025.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Duane A. Dewey	2/15/2023 (3)	14,096	549,039	---	---
	2/15/2023 (4)	---	---	23,260	905,977
	2/14/2024 (3)	15,811	615,838	---	---
	2/14/2024 (5)	---	---	15,812	615,877
	2/12/2025 (3)	13,189	513,712	---	---
	2/12/2025 (6)	---	---	13,190	513,751
		43,096	$1,678,589	52,262	$2,035,605
Thomas C. Owens	2/15/2023 (3)	4,146	161,487	---	---
	2/15/2023 (4)	---	---	6,841	266,457
	2/14/2024 (3)	4,650	181,118	---	---
	2/14/2024 (5)	---	---	4,651	181,156
	12/3/2024 (3)	2,000	77,900	---	---
	2/12/2025 (3)	3,957	154,125	---	---
	2/12/2025 (6)	---	---	3,957	154,125
		14,753	$574,630	15,449	$601,738
Robert B. Harvey	2/15/2023 (3)	4,146	161,487	---	---
	2/15/2023 (4)	---	---	6,841	266,457
	2/14/2024 (3)	4,650	181,118	---	---
	2/14/2024 (5)	---	---	4,651	181,156
	12/3/2024 (3)	1,500	58,425	---	---
	2/12/2025 (3)	3,957	154,125	---	---
	2/12/2025 (6)	---	---	3,957	154,125
		14,253	$555,155	15,449	$601,738
Wayne A. Stevens	2/15/2023 (3)	4,146	161,487	---	---
	2/15/2023 (4)	---	---	6,841	266,457
	2/14/2024 (3)	4,650	181,118	---	---
	2/14/2024 (5)	---	---	4,651	181,156
	2/12/2025 (3)	3,957	154,125	---	---
	2/12/2025 (6)	---	---	3,957	154,125
		12,753	$496,730	15,449	$601,738
Granville Tate, Jr.	2/15/2023 (3)	4,146	161,487	---	---
	2/15/2023 (4)	---	---	6,841	266,457
	2/14/2024 (3)	4,650	181,118	---	---
	2/14/2024 (5)	---	---	4,651	181,156
	12/3/2024 (3)	2,500	97,375	---	---
	2/12/2025 (3)	3,957	154,125	---	---
	2/12/2025 (6)	---	---	3,957	154,125
		15,253	$594,105	15,449	$601,738

(1)

Dividends on the restricted shares are accumulated, vest and are paid only when and to the extent the underlying restricted shares vest, subject to a six-month delay when required by Section 409A. No interest is paid on accumulated dividends. No dividend equivalents are accumulated on the achievement units over 100% vesting of performance restricted stock. Accelerated vesting of these shares and units may occur based on the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control.

(2)

The market value of shares or units that have not vested is the number of reported shares or units, as applicable, multiplied by the closing market price of Trustmark’s common stock on December 31, 2025, which was $38.95 per share.

(3)

Reflects time-based restricted stock units granted, which vests 100% on the third anniversary of the grant date, if the executive remains employed through such date. See footnote (1) above for information regarding dividend accumulation and the events that may trigger partial time-weighted accelerated vesting with respect to these shares.

(4)

For awards granted on February 15, 2023, reflects the number of performance share units that vested under the award on February 17, 2026. The vesting percentages of the performance share units and potential achievement units are based on performance goals of a three-year average of Trustmark’s ROATE compared to a target level and TSR which is compared to a defined peer group. Because of the achievement of a performance-based vesting level with respect to the ROATE and TSR targets of more than 100% in the aggregate (165.0% out of a maximum of 200%), additional achievement units were issued. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares.

(5)

For awards granted on February 14, 2024, reflects the target (100%) number of performance share units granted. The awards vest over a January 1, 2024, through December 31, 2026, performance period based on performance goals of a three-year average of Trustmark’s ROATE compared to a target level and TSR which is compared to a defined peer group. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares and the events that may trigger partial time-weighted performance vesting.

(6)

For awards granted on February 12, 2025, reflects the target (100%) number of performance share units granted. The awards vest over a January 1, 2025, through December 31, 2027 performance period. For a description of the vesting conditions and other features of the performance share units and potential achievement units, please see “2025 Executive Compensation Program in Detail – Long-Term Equity Incentive (LTI) Awards” beginning on page 25. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares and the events that may trigger partial time-weighted performance vesting.

Option Exercises and Stock Vested for 2025

The following table presents information regarding restricted stock that vested during 2025 for each of the NEOs. None of the NEOs held or exercised options during 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)

Duane A. Dewey	34,406	$1,316,020

Thomas C. Owens	10,753	$411,300

Robert B. Harvey	10,753	$411,300

Wayne A. Stevens	10,753	$411,300

Granville Tate, Jr.	10,753	$411,300

(1)	Represents the total number of restricted shares that vested during 2025, without taking into account any shares that were surrendered or withheld for applicable tax obligations.
(2)	Value realized is the gross number of shares multiplied by the market price of Trustmark’s common stock on the date of vesting.

Pension Benefits for 2025

The Executive Deferral Plan is discussed in more detail under “Executive Deferral Plan” on page 27.

The following table shows the present value at December 31, 2025, of accumulated benefits payable to each NEO, including the number of years of service credited, under the Executive Deferral Plan, determined using interest rate and mortality rate assumptions included in Note 14 to Trustmark’s audited financial statements for the year ended December 31, 2025, in Trustmark’s 2025 Form 10-K.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2)(3) ($)	Payments During Last Fiscal Year (4) ($)

Duane A. Dewey	Executive Deferral Plan	22	$ 1,466,119	---

Thomas C. Owens	Executive Deferral Plan	---	---	---

Robert B. Harvey	Executive Deferral Plan	20	$ 1,337,486	---

Wayne A. Stevens	Executive Deferral Plan	22	$ 1,031,782	---

Granville Tate, Jr.	Executive Deferral Plan	---	---	---

(1)	This column reflects years of participation in the Executive Deferral Plan. Benefits accrue during a specified vesting period, which may be less than the years of credited service shown above.
(2)

Excludes amounts under the Executive Deferral Plan which Mr. Stevens would not currently be entitled to receive because such amounts are not vested. In connection with a previous increase in annual retirement benefits, he becomes vested in the increased amount over time through the year he attains age 64.

(3)	The present value of accumulated benefit is the discounted value of the vested annual benefit payable at retirement age as of December 31, 2025.
(4)

The Executive Deferral Plan provides that payments shall be delayed if such payments would not be deductible under Section 162(m) of the Internal Revenue Code. As a result, all payments to Mr. Dewey for 2023, 2024, and 2025 were delayed. Also, payments to Mr. Harvey for 2025 were delayed.

Non-Qualified Deferred Compensation for 2025

The NQDC Plan is discussed in more detail under “Non-Qualified Deferred Compensation Plan” on page 28. The following table presents information relating to each NEO’s participation in the plan:

Name	Executive Contributions in Last Fiscal Year (1) ($)	Trustmark Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End (4) ($)

Duane A. Dewey	$114,160	$30,000	$180,022	---	$1,480,501

Thomas C. Owens	---	$21,255	$10,949	---	$85,742

Robert B. Harvey	---	$24,341	$354,331	---	$1,415,828

Wayne A. Stevens	$104,688	$20,518	$129,828	---	$1,014,085

Granville Tate, Jr.	---	$24,341	$99,074	---	$760,249

(1)	These amounts are included in the “Summary Compensation Table for 2025” on page 30.
(2)	The amounts in this column represent contributions by Trustmark under the NQDC Plan based on Trustmark’s performance in 2024.
(3)	The amounts in this column consist of investment gains and losses for 2025 and do not include any above-market earnings.
(4)

Of the amounts disclosed in this column, the following amounts were previously reported as compensation to the NEO in a summary compensation table prior to 2025: Dewey – $864,379, Owens – $66,788, Harvey – $77,171, Stevens – $133,756, and Tate – $80,449.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments that would be made to each of the NEOs in various termination and change in control scenarios based on compensation, benefit and equity levels in effect on December 31, 2025. The amounts shown are estimates and assume that the termination or change in control event occurred on December 31, 2025. The actual amounts to be paid can only be determined at the time of an NEO’s actual termination of employment or an actual change in control of Trustmark.

In accordance with SEC regulations, the following table does not report any amount to be provided to an NEO that does not discriminate in scope, terms or operation in favor of Trustmark’s executive officers and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2025, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the Executive Deferral Plan, NQDC Plan and 401(k) plan, and (iii) already vested equity awards.

The amounts shown for Mr. Dewey in the table below are determined based on his employment agreement in effect as of December 31, 2025, and references to such agreement in the footnotes below refer to the agreement in effect as of December 31, 2025. For a description of his employment agreement, please see “Employment and Change in Control Agreements with NEOs” beginning on page 41.

Name	Incremental Compensation and Benefit Payments	Non-CIC Termination by Company Without Cause or by Executive for Good Reason under Agreement	CIC Termination by Company Without Cause or by Executive for Good Reason under Agreement (1)
Duane A. Dewey (2)	Severance (3)	---	$1,989,753
	Covenant Payment (3)	$3,979,506	3,979,506
	Restricted Stock -- Accelerated Vesting (4)	2,015,469	2,366,359
	Executive Deferral Plan (5)(6)	---	---
	Health & Welfare Benefits (7)	79,558	119,337

	Totals	$6,074,533	$8,454,955

Thomas C. Owens	Severance (3)	---	$1,738,958
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (4)	$546,001	779,954
	Executive Deferral Plan (6)	---	---
	Health & Welfare Benefits (7)	---	43,802

	Totals	$546,001	$2,562,714

Robert B. Harvey	Severance (3)	---	$1,715,430
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (4)	$654,716	759,999
	Executive Deferral Plan (5)(6)	---	---
	Health & Welfare Benefits (7)	---	40,805

	Totals	$654,716	$2,516,234

Wayne A. Stevens	Severance (3)	---	$1,551,566
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (4)	$517,146	700,134
	Executive Deferral Plan (5)(6)	---	54,304
	Health & Welfare Benefits (7)	---	53,720

	Totals	$517,146	$2,359,724

Granville Tate, Jr.	Severance (3)	---	$1,704,662
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (4)	$694,626	799,909
	Executive Deferral Plan (6)	---	---
	Health & Welfare Benefits (7)	---	41,510
	Totals	$694,626	$2,546,081

(1)

Mr. Dewey’s employment agreement and the other NEOs’ change in control agreements provide for change in control benefits on a “best net” approach, under which the executive’s change in control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction. The amounts shown in this column do not reflect any reduction that might be made in this regard.

(2)

If during the term of his employment agreement, Mr. Dewey’s employment is terminated due to disability or if he dies, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target amount for that year ($832,500 for 2025), in addition to accrued but unpaid compensation to date of termination.

(3)

The executive must sign a general release in order to be entitled to receive these amounts. In the case of the NEOs other than Mr. Dewey, Trustmark has the right to retain these amounts if the executive breaches the confidentiality, non-solicitation or non-competition covenants contained in the executive’s change in control agreement.

(4)

Upon death or disability, termination by Trustmark not for cause or termination by the executive for good reason if provided in the executive’s employment agreement, the executive is entitled to accelerated vesting of a pro-rata portion of his unvested restricted stock and achievement units and a pro-rata portion of time-based restricted stock units (plus accumulated dividends attributable to the shares of restricted stock vesting), based on actual service in the case of time-based restricted stock units and actual service and actual performance in the case of performance share units and achievement units. Upon a change in control without termination of employment, or retirement at or after age 65 with consent of the Committee and where cause for termination is not present, the executive is entitled to accelerated vesting of a pro-rata portion of his unvested performance share units and achievement units and 100% of time-based restricted stock units (plus accumulated dividends attributable to the shares of restricted stock vesting), based on actual service and actual performance in the case of performance share units and achievement units. The value of the restricted stock and achievement units upon vesting is based on the closing market price per share of $38.95 as of December 31, 2025, plus the amount of accumulated cash dividends attributable to the shares of restricted stock vesting.

(5)	Upon death, an incremental pre-retirement death benefit may be payable to the executive’s beneficiary under the Executive Deferral Plan.
(6)

Upon termination within three years following a change in control, the executive is entitled to accelerated vesting of a portion of his unvested benefit under the Executive Deferral Plan by adding up to five years of service to the executive’s service under the plan. The incremental benefit amount shown in this column is equal to the present value of the amount of the benefit for which vesting would have been accelerated in connection with such a termination as of December 31, 2025. The actuarial assumptions used to calculate the incremental benefit are the same as the assumptions in the “Pension Benefits for 2025” table using a 4.99% rate for present value computations. Messrs. Dewey and Harvey were already fully vested as of December 31, 2025, and would not have received any incremental benefits from this provision. Mr. Stevens would have received the incremental benefits shown in the table in connection with the unvested portions of the previous increase in his annual retirement benefit. Messrs. Owens and Tate do not have benefits under the Executive Deferral Plan.

(7)

Mr. Dewey is entitled to 24 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if his employment is terminated by Trustmark without cause or if he resigns for good reason, and 36 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination upon such events in the case of a change in control. The other NEOs are entitled to 18 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if within two years after a change in control the executive’s employment is terminated by Trustmark other than due to death, disability or for cause or if he resigns for good reason.

Human Resources Committee Report

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, the Human Resources Committee, as listed below, recommended to the Audit Committee, acting on behalf of the Board, that the Compensation Discussion and Analysis be included in this proxy statement.

Adolphus B. Baker (Chair)	Harris V. Morrissette
Augustus L. Collins	Richard H. Puckett

Human Resources Committee Interlocks and Insider Participation

No current or former executive officer or associate of Trustmark or any of its subsidiaries currently serves or has served as a member of the Human Resources Committee or has been involved in any related party transaction as discussed in the section beginning on page 46.

2025 Pay Ratio Disclosure

For 2025, the ratio of the total compensation of Trustmark’s CEO to the total compensation of Trustmark’s median employee was 57 to 1. To calculate this ratio, Trustmark identified its median employee as of December 31, 2024 based on employees’ gross earnings, less before-tax benefit deductions, as reported in Box 5 of the United States Internal Revenue Service Form W-2. Compensation was annualized for employees who worked less than a full year, and compensation for part-time employees was annualized but not converted into a full-time equivalent. Trustmark used the same median employee in 2025 as in 2024, based on its determination that there were no material changes to its employee population or compensation arrangements reasonably likely to result in a change in the ratio. Once identified, the median employee’s total compensation for 2025 was determined in accordance with Item 402(c)(2)(x) of Regulation S-K to be $64,163, as compared to total compensation of $3,635,690 for Trustmark’s CEO.

Pay-Versus-Performance
The following table presents certain information regarding compensation paid to Trustmark’s CEO and other
NEOs
, and certain measures of financial performance, for the five years ended December 31, 2025.

Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO (1) ($)	Average Summary Compensation Table Total for non-CEO Named Executive Officers (2) ($)	Average Compensation Actually Paid to non-CEO Named Executive Officers (1) ($)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ in thousands) ($)	ROATE (4) (%)
					Trustmark Total Shareholder Return ($)	S&P 500 Regional Banks Total Shareholder Return (3) ($)

2025	$ 3,635,690	$ 3,704,208	$ 1,364,521	$ 1,376,653	$ 165.91	$ 126.79	$ 224,135	12.97%

2024	$ 3,241,681	$ 4,049,459	$ 1,289,070	$ 1,542,097	$ 120.56	$ 102.05	$ 223,009	12.71%

2023	$ 2,840,046	$ 2,327,122	$ 1,077,576	$ 951,013	$ 92.30	$ 78.33	$ 165,489	12.95%

2022	$ 2,739,279	$ 2,810,846	$ 1,047,684	$ 1,056,136	$ 111.19	$ 99.93	$ 71,887	10.78%

2021	$ 2,472,426	$ 2,666,493	$ 1,151,155	$ 1,222,268	$ 100.46	$ 134.16	$ 147,365	10.38%

(1)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to the CEO or the non-CEO NEOs as a group, as applicable, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the CEO or the non-CEO NEOs as a group during the applicable year. See the “Adjustments to Calculate Compensation Actually Paid” table on page 39 for details of the adjustments to total compensation as shown in the Summary Compensation Table to determine compensation actually paid in accordance with Item 402(v) of Regulation S-K.

(2)	In 2025, 2024, 2023 and 2022, the other NEOs were Messrs. Owens, Harvey, Stevens and Tate. In 2021, the other NEOs were Messrs. Owens, Host, Harvey, Tate and Louis E. Greer (former CFO).
(3)	Market index used for this column is S&P 500 – Regional Banks.
(4)
Return on average tangible equity (ROATE) is calculated using net income adjusted for intangible amortization divided by total average tangible common equity (total shareholders’ equity less goodwill and other identifiable intangible assets); it excludes the impact of (i) restructurings, discontinued operations, extraordinary items and other significant non-routine transactions, (ii) material litigation and insurance settlements, (iii) changes to comply with ASU 2016-02 and ASU 2016-13, and (iv) cumulative effects of income tax and accounting changes in accordance with GAAP.

Adjustments to Calculate Compensation Actually Paid
.
The table below shows the details of the adjustments to total compensation as shown in the Summary Compensation Table to determine compensation actually paid in accordance with Item 402(v) of Regulation S-K.

			CEO				Average Non-CEO NEOs
	2025	2024	2023	2022	2021	2025	2024	2023	2022	2021

Total Compensation per Summary Compensation Table	$3,635,690	$3,241,681	$2,840,046	$2,739,279	$2,472,426	$1,364,521	$1,289,070	$1,077,576	$1,047,684	$1,151,155

Less Reported Change in Actuarial Present Value of Pension Benefits (1)	(117,483)	(12,410)	(115,653)	---	---	(52,318)	---	(47,836)	---	---

Less Reported Value of Equity Awards (2)	991,904	(843,828)	(840,180)	(799,741)	(909,128)	(297,583)	(305,638)	(247,110)	(249,936)	(405,875)

Summary Compensation Table Adjustments	$(1,109,387)	$(856,238)	$(955,833)	$(799,741)	$(909,128)	$(349,901)	$(305,638)	$(294,946)	$(249,936)	$(405,875)

Additional Service Cost	---	---	---	---	---	3,569	11,131	10,615	9,804	7,024

Additional Prior Service Cost	---	---	---	---	---	---	---	---	---	---

Pension Benefit Adjustments (3)	---	---	---	---	---	$3,569	$11,131	$10,615	$9,804	$7,024

Year-end Fair Value of Outstanding and Unvested Equity Awards Granted During Year	1,027,753	1,114,695	785,583	854,411	1,019,072	308,337	380,612	231,052	267,021	420,591

Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	80,616	523,394	(339,584)	70,676	63,329	29,083	159,742	(68,464)	19,986	48,416

Fair Value of Vesting Date of Equity Awards Granted and Vested in the Year	---	---	---	---	---	---	---	---	---	21,036

Year over Year Change in Fair Value Equity Awards Granted in Prior Years that Vested in the Year	28,161	(12,853)	(28,418)	92	7,985	8,800	(4,434)	(10,555)	55	16,684

Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	---	---	(8,239)	(79,449)	(5,726)	---	---	(3,053)	(47,671)	(46,728)

Value of Dividends or other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation	41,375	38,780	33,567	25,578	18,535	12,244	11,614	8,788	9,193	9,965

Total Equity Award Adjustments (4)	$1,177,905	$1,664,016	$442,909	$871,308	$1,103,195	$358,464	$547,534	$157,768	$248,584	$469,964

Compensation Actually Paid	$3,704,208	$4,049,459	$2,327,122	$2,810,846	$2,666,493	$1,376,653	$1,542,097	$951,013	$1,056,136	$1,222,268

(1)
Represents amounts reported in “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Com pen
sation Table for each applicable year (and the average of such amounts for the Non-CEO NEOs).

(2)	Represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year (and the average of such amounts for the Non-CEO NEOs).
(3)
The total pension benefit adjustments for each applicable year include the aggregate of two components: (i) the actuarially determined service cost for services rendered by the CEO or the non-CEO NEOs as a group during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with GAAP.

(4)	The equity award adjustments for each applicable year are made in accordance with Item 402(v)(2)(iii)(C) of Regulation S-K.

Relationship Between Pay and Performance
Relationship Between Compensation Actually Paid and Company TSR
.
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our non-CEO NEOs, and the Company’s cumulative TSR over the five most recently completed fiscal years.

Relationship Between Compensation Actually Paid and Net Income
.
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our non-CEO
NEOs, and our net income over the five most recently completed fiscal years.

*
The chart above shows net income determined in accordance with GAAP. Net income from continuing operations adjusted for significant non-routine
transactions, which is a
non-GAAP
financial measure, was $147.3 million (2021), $136.5 million (2022), $159.2 million (2023), and $186.3 million (2024). There were no significant non-routine
transactions in 2025. Information regarding significant
non-routine
transactions is included in Trustmark’s Form
10-K
for each appropriate year.

Relationship Between Compensation Actually Paid and Return on Average Tangible Equity
.
The following chart sets forth the relationship between Compensation Actually Paid to our CEO, the average of Compensation Actually Paid to our non-CEO
NEOs, and the Company’s Return on Average Tangible Equity over the five most recently completed fiscal years.

Company TSR versus S&P 500 Regional Banks TSR
. The
relationship
between the company’s TSR and the TSR of S&P 500 Regional Banks index is shown below:

Tabular List of Financial Performance Measures
.
Trustmark considers the following to be the most important financial performance measures it uses to link compensation actually paid to its NEOs, for 2025, to company performance.

•	ROATE
•	EPS
•	Efficiency Ratio
•	Non-Performing Assets/total loans + ORE
•	Non-Interest Expense (Core)
Employment and Change in Control Agreements with NEOs
Employment Agreement with Mr.
 Dewey.
In connection with Mr. Dewey’s election and appointment as President and designation as CEO of Trustmark and the Bank, effective January 1, 2021, Trustmark and Mr. Dewey entered into an employment agreement (the Dewey Agreement). The Dewey Agreement was effective as of January 1, 2021. The Dewey Agreement originally provided for Mr. Dewey to serve as President and CEO of Trustmark and the Bank for a term of five years beginning

January 1, 2021. Effective April 23, 2024, Trustmark and Mr. Dewey entered into an amendment (the Dewey Amendment) to the Dewey Agreement which extends the term of Mr. Dewey’s employment by two years, through December 31, 2027. No other changes were made to the Dewey Agreement.

Under the Dewey Agreement, Mr. Dewey is guaranteed a minimum annual base salary of $700,000, subject to annual review. Mr. Dewey’s base salary may be reduced, however, below $700,000, if Trustmark reduces the base salaries of other senior executives. Mr. Dewey is eligible to earn an annual cash bonus, with a bonus target amount of 75% of his base salary, or for years after 2021, such greater percentage of his base salary up to a maximum of 100% as may be approved by Trustmark’s Board of Directors. The Human Resources Committee has the discretion to increase the annual bonus above or decrease the annual bonus below the bonus target amount for that year. Mr. Dewey is also eligible to receive equity compensation awards on such basis as the Human Resources Committee of Trustmark’s Board of Directors determines.

The Dewey Agreement provides that on any cessation of employment, Mr. Dewey is entitled to his unpaid earned base salary and, except in the case of termination for Cause (as defined below), any unpaid earned annual bonus for the prior year (earned compensation). He is entitled to additional severance benefits in the event his employment ends as a result of his death or disability, or in the event his employment is terminated by Trustmark without Cause in connection with a change in control of Trustmark or not, or in the event Mr. Dewey resigns for Good Reason (as defined below) in connection with a change in control (as defined below) of Trustmark or not.

If Mr. Dewey’s employment is terminated by Trustmark other than for Cause, death or disability or if he resigns for Good Reason, in each case not in connection with a change in control of Trustmark, he is entitled to earned compensation and a payment equal to two times the sum of (i) his annual base salary and (ii) the average of his annual bonuses for the three years prior to the end of his employment. He is also entitled to 24 months of continuing medical, dental and vision coverage (or a cash payment in lieu thereof) on the same premium cost sharing basis as prior to termination.

If Mr. Dewey’s employment is terminated by Trustmark other than for Cause, death or disability or he resigns for Good Reason, in each case within two years after a change in control during the term of the Dewey Agreement, he is entitled to the following additional severance benefits (in addition to earned compensation): (i) a payment equal to three times the sum of (x) his annual base salary immediately prior to the change in control and (y) the average of his annual bonuses for the three years prior to the change in control, (ii) 36 months of continuing medical, dental and vision coverage (or a cash payment in lieu thereof) on the same premium cost sharing basis as prior to termination, and (iii) accelerated vesting of any unvested equity incentive awards, with any time- or service-based vesting conditions deemed to be satisfied and any performance-based vesting conditions to be based on performance as of the end of the calendar quarter ending on or prior to the change in control.

If Mr. Dewey’s employment is terminated due to disability or if he dies during the term, he or his designated beneficiary, spouse or estate is entitled to his earned compensation plus a lump-sum payment of the time-weighted pro-rata share of his annual bonus target amount for that year.

Certain Defined Terms Used in Dewey Agreement. For purposes of the Dewey Agreement, the terms “Cause,” “Good Reason” and “change of control” have the meanings provided below.

“Cause” means (i) commission of an act of personal dishonesty, embezzlement or fraud, (ii) misuse of alcohol or drugs, (iii) failure to pay any obligation owed to Trustmark or any affiliate, (iv) breach of a fiduciary duty or deliberate disregard of any rule of Trustmark or any affiliate, (v) commission of an act of willful misconduct or the intentional failure to perform stated duties, (vi) willful violation of any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order, (vii) unauthorized disclosure of any confidential information of Trustmark or any affiliate or engaging in any conduct constituting unfair competition or inducing any customer of Trustmark or any affiliate to breach a contract with Trustmark or any affiliate, (viii) conviction of, or entry of a guilty plea or plea of no contest to, any felony or misdemeanor involving moral turpitude, (ix) continual failure to perform substantially his duties and responsibilities (other than any such failure resulting from incapacity due to disability) after a written demand for substantial performance is delivered which specifically identifies the manner in which he has not substantially performed his duties and responsibilities, (x) violation in any material respect of Trustmark’s policies or procedures, including the Code of Ethics, or (xi) conduct that has resulted, or if it became known by any regulatory or governmental agency or the public is reasonably likely to result, in the good faith judgment of the Board, in material injury to Trustmark, whether monetary, reputational or otherwise.

“Good Reason” means (i) a material diminution in the executive officer’s authority, duties or responsibilities, (ii) a material breach of the agreement by Trustmark, or (iii) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, without the executive’s consent.

“Change in control” means (i) the acquisition by any person of the power to vote, or the acquisition of, more than 20% ownership of Trustmark’s voting stock, (ii) the acquisition by any person of control over the election of a majority of the Board, (iii) the acquisition by any person or by persons acting as a “group” for securities law purposes of a controlling influence over Trustmark’s management or policies, or (iv) during any two year period, a more than one-third change in the Board (Existing Board), treating any persons approved by a vote of at least two-thirds of the Existing Board as ongoing members of the Existing Board. However, in the case of (i), (ii), and (iii), ownership or control of Trustmark’s voting stock by a company-sponsored or a company subsidiary-sponsored employee benefit plan will not constitute a change in control.

The foregoing description is a summary of the material terms and provisions of the Dewey Agreement and the Dewey Amendment. For the complete Dewey Agreement, including the exact definitions of the defined terms used therein, refer to the copy of the Dewey Agreement that has been filed with the SEC on October 27, 2020, as Exhibit 10.2 to Trustmark’s Current

Report on Form 8-K, and for the complete Dewey Amendment refer to the copy filed with the SEC on May 7, 2024, as Exhibit 10-ar to Trustmark’s Quarterly Report on Form 10-Q, both of which are incorporated by reference into this proxy statement.

Change in Control Agreements with Other NEOs. In February 2014, upon the recommendation of the Committee and approval of the Board, Trustmark entered into identical change in control agreements with each of the NEOs. In addition, Mr. Dewey’s CIC Agreement was terminated effective January 1, 2021, because the Dewey Agreement provides change in control benefits. Under the CIC Agreement, if the executive’s employment is terminated by Trustmark other than due to death or disability or for Cause or he resigns for Good Reason, in each case within two years after a change in control, he will be entitled to the following benefits in addition to any previously earned compensation: (i) a lump sum payment within 60 days after termination equal to two times the sum of his base salary in effect immediately prior to the change in control and the average of his annual bonuses earned for the two years prior to the year in which the change in control occurs (the CIC Severance Benefit), and (ii) eighteen months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination (the CIC Continuing Benefit). Each CIC Agreement includes standard confidentiality obligations during and after the executive’s employment. In addition, each CIC Agreement includes standard non-solicitation and non-competition obligations during the executive’s employment and for twelve months after the executive’s employment ends when the executive is eligible to receive the CIC Severance Benefit. Each CIC Agreement also provides that Trustmark may retain the CIC Severance Benefit if the executive violates the confidentiality, non-solicitation or non-competition obligation. Each executive is required to sign a release agreement with Trustmark prior to receiving the CIC Severance Benefit and the CIC Continuing Benefit after termination.

For purposes of the CIC Agreements, the terms “Cause” and “change in control” have substantially the same meanings as in the Dewey Agreement, and “Good Reason” means (i) a material diminution in the executive’s authority, duties or responsibilities, (ii) a material diminution in the executive’s base compensation, (iii) a material breach of the agreement by Trustmark, or (iv) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, provided such relocation is considered a material change in the location where the executive must perform services.

The amounts which would have been payable to the NEOs other than Mr. Dewey under the CIC Agreements assuming a change in control and termination event on December 31, 2025, are addressed in the “Potential Payments Upon Termination or Change in Control” table beginning on page 36.

The above is a summary of the material terms and provisions of the CIC Agreements. For a complete CIC Agreement, including the exact definitions of the defined terms used therein, refer to the form of CIC Agreement filed with the SEC on February 7, 2014, as Exhibit 10-ad to Trustmark’s Form 8-K Current Report, and is incorporated by reference into this proxy statement.

DIRECTOR COMPENSATION

Non-employee director compensation is determined by the Board, based on the recommendation of the Human Resources Committee. Directors who are employed by Trustmark receive no compensation for Board or committee service. During 2025, each non-employee director who served on the Board also served on the Bank Board.

The Board periodically reviews non-employee director compensation to determine if changes are needed, including by comparing it to non-employee director compensation at peer companies. During 2025, a review of peer data supported the Committee’s decision to recommend increasing the cash retainer and the restricted stock compensation for non-employee directors to better align with peer levels. The Board approved the Committee’s recommendation.

For 2025, cash compensation for non-employee directors was comprised of an annual retainer of $45,000 from January through April and increased to $52,500 from May through December for their combined service on the Trustmark Board and the Bank Board. Annual retainer fees were paid monthly. Directors are also eligible to be reimbursed for expenses incurred in attending Board and committee meetings.

The Lead Director receives an annual cash retainer of $30,000 (inclusive of Executive Committee Chair retainer). The Chairs of Trustmark Board committees other than the Executive Committee (i.e., the Audit, Enterprise Risk, Finance, Human Resources and Nominating & Governance Committees) receive an annual retainer of $20,000. All members of Board and Board committees, other than Committee Chairs, also receive an annual retainer of $2,500 per committee. The Chair of the Board received an annual retainer of $150,000 from January through April, which increased to $200,000 from May through December (inclusive of annual Board retainer and all committee memberships).

For 2025, each director also received an award of time-based restricted stock units under the Trustmark Stock Plan valued at approximately $62,500, up from the $55,000 grant of the previous year. To help align the interests of directors with shareholders and encourage a focus on long-term growth, Trustmark has guidelines that require non-executive directors to own a minimum number of shares of Trustmark stock in an amount equal to a multiple of six times the annual cash retainer as in effect from time to time. The number of shares required to be owned is calculated by reference to the 10-day trading average share price through the date of the Annual Meeting of Shareholders each year. Unvested time-based restricted stock units are counted as shares owned for purposes of the guidelines.

Based on the most recent review of ownership level attainment in 2025, all of the current directors, except Ms. Turnipseed, meet the stock ownership requirements. Until a director has reached the minimum requirement, the director is required to hold 100% of the shares received from any Trustmark stock awards (net of any shares sold to cover tax liabilities). To ensure that directors bear the full risks of stock ownership, Trustmark’s Insider Trading Policy prohibits directors, among others, from engaging in options trading, short sales or hedging transactions relating to Trustmark stock. Directors are also prohibited from pledging or creating a security interest in any Trustmark stock they hold.

Trustmark maintains a Directors’ Deferred Fee Plan for non-employee directors who became directors prior to 2003 and who elected to participate in the plan. Under the plan, participating directors were required to defer $12,000 of their fees annually to fund a portion of the cost of their defined retirement benefits and death benefits. The amount of the retirement benefit and death benefit has been determined based upon the participant’s annual contribution amount, the length of Board service and the age of the director at date of entry into the plan. The Board amended the plan in 2009 to cease future benefit accruals under and contributions by directors to the plan effective March 1, 2010. The plan requires retirement benefits to commence at a director’s normal retirement date (defined in the plan as March 1 following age 65). Thus, should a director continue service beyond normal retirement date, retirement benefits would begin prior to cessation of Board service. Depending on a number of factors, the vested annual benefit at retirement is payable for the longer of life or twenty-five years and, as of December 31, 2025, ranges from $51,000 to $78,000 (taking into account the March 1, 2010, benefit accrual freeze) for current directors who elected to participate in the plan. Trustmark has purchased life insurance contracts on participating directors to fund the benefits under this plan.

Non-employee directors may defer all or a part of their annual retainer fees pursuant to the NQDC Plan. The compensation deferred is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the director. The deferred compensation account will be paid in a lump sum or in annual installments at a designated time upon the occurrence of an unforeseen emergency or upon a director’s retirement or cessation of service on the Board.

Director Compensation for 2025

The following table provides director compensation information for the year ended December 31, 2025.

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)

Adolphus B. Baker	$ 72,500	$ 65,673	---	---	$4,698	$ 1,901	$ 144,772

William A. Brown (7)	$ 16,667	---	---	---	---	$ 502	$ 17,169

Augustus L. Collins	$ 77,500	$ 65,673	---	---	---	$ 1,901	$ 145,074

Tracy T. Conerly	$ 58,000	$ 65,673	---	---	---	$ 1,901	$ 125,574

Marcelo Eduardo	$ 77,500	$ 65,673	---	---	---	$ 1,901	$ 145,074

J. Clay Hays Jr., M.D.	$ 75,000	$ 65,673	---	---	---	$ 1,901	$ 142,574

Gerard R. Host	$ 183,333	$ 65,673	---	---	---	$ 1,901	$ 250,907

Harris V. Morrissette	$ 60,500	$ 65,673	---	---	---	$ 1,901	$ 128,074

Richard H. Puckett	$ 102,500	$ 65,673	---	---	---	$ 1,901	$ 170,074

Lea B. Turnipseed	$ 54,375	$ 65,673	---	---	---	$ 1,399	$ 121,447

William G. Yates III	$ 52,500	$ 65,673	---	---	---	$ 1,901	$ 120,074

(1)

Mr. Dewey is not included in this table as he is an associate of Trustmark and thus received no compensation for his service as a director. The compensation received by Mr. Dewey as an associate of Trustmark is shown in the “Summary Compensation Table for 2025” on page 30.

(2)

Amounts include fees earned or paid for service on both the Trustmark Board and the Bank Board and their respective committees. The amounts in this column include fees deferred pursuant to the NQDC Plan. For Ms. Conerly and Mr. Morrissette, the amounts also include fees paid for attendance at community bank advisory board meetings.

(3)

On April 22, 2025, each non-employee director was granted 1,943 time-based restricted stock units, valued on a 10-day average closing stock price up to and including the date of the grant. Subject to accelerated vesting in full upon a change in control, upon retirement at or after age 70 or cessation of Board service at the end of an elected term, in each case with consent of the Human Resources Committee and where cause for termination is not present, or upon disability, death or termination without cause, the April 22, 2025, grants of time-based restricted stock units will vest on April 22, 2026. The amounts in this column reflect the aggregate grant date fair value (computed in accordance with ASC Topic 718 excluding the impact of estimated forfeitures). Assumptions used in the calculation of these amounts are included in Note 15 to Trustmark’s audited financial statements for the year ended December 31, 2025, in Trustmark’s 2025 Form 10-K. At December 31, 2025, each non-employee director held 1,943 unvested time-based restricted stock units.

(4)	No stock option awards were made during 2025. At December 31, 2025, none of the non-employee directors held any stock options.
(5)

The amounts shown in the table above reflect the changes in actuarial present value of the directors’ accumulated benefits under Trustmark’s Directors’ Deferred Fee Plan. The changes were determined using interest rate and mortality rate assumptions included in Note 14 to Trustmark’s audited financial statements for the year ended December 31, 2025, in Trustmark’s 2025 Form 10-K. Changes in pension value of the Directors’ Deferred Fee Plan benefits reflect increases due to a reduced interest rate and decreases due to participants receiving benefits during 2025. Positive changes in pension values for Mr. Baker are shown in the table above and negative changes in pension values for Mr. Puckett were ($463).

(6)

The amounts in this column reflect the dividends credited to unvested time-based restricted stock units held by the directors on each dividend payment date during 2025. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest.

(7)	Mr. Brown retired from the Board at the conclusion of the 2025 Annual Shareholders’ Meeting on April 22, 2025.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that Trustmark’s shareholders have the opportunity to provide an advisory vote to approve Trustmark’s executive compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. Accordingly, Trustmark’s shareholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of Trustmark’s NEOs as described above, by voting for or against this proposal.

The Human Resources Committee and Board have designed Trustmark’s executive compensation to recruit, retain and motivate employees who play a significant role in the organization’s current and future success. Trustmark, through the Human Resources Committee, the Board and the contributions of an outside compensation consultant, structures executive compensation to motivate these employees to maximize shareholder value by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” and the tabular disclosures of NEO compensation and related disclosures beginning on page 19.

This proposal gives you as a shareholder the opportunity to vote for or against the following resolution: “RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to Trustmark’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion disclosed in this proxy statement on pages 19 to 43.”

Trustmark believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of shareholders and are necessary to attract and retain experienced, highly qualified executives important to Trustmark’s long-term success and the enhancement of shareholder value. The Board believes that Trustmark’s executive compensation achieves these objectives, and, therefore, recommends that shareholders vote “FOR” the proposal.

Because this vote is advisory, it will not be binding on the Board and will not be construed as overruling any decision made by the Board. The Human Resources Committee and the Board will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.

The Board recommends that shareholders vote “FOR” this proposal to provide advisory approval of Trustmark’s executive compensation.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Trustmark has engaged Crowe as its independent auditor since December 21, 2015, and the Audit Committee reaffirmed Crowe’s engagement as the independent auditor for the fiscal year ending December 31, 2026. The Board recommends that shareholders vote in favor of ratifying the selection of Crowe. If shareholders do not ratify the selection of Crowe, the Audit Committee will consider a change in independent auditor for the next year.

The Audit Committee is responsible for approving the compensation paid to Crowe as Trustmark’s independent auditor. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent auditing firm. The members of the Audit Committee and the Board believe that continued retention of Crowe to serve as Trustmark’s independent auditor is in the best interest of Trustmark and its shareholders.

Representatives of Crowe are expected to be present at the annual meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions during the period generally allotted for questions at the meeting.

The Board recommends that shareholders vote “FOR” ratification of the selection of Crowe as Trustmark’s independent auditor.

AUDIT COMMITTEE REPORT

Trustmark’s Audit Committee conducts the usual and necessary activities in connection with the audit functions of Trustmark. The Committee reviewed and discussed with management and Crowe the consolidated audited financial statements as of and for the three years ended December 31, 2025. The Committee also discussed with Crowe the applicable requirements of the PCAOB. The Committee received the written disclosures and the letter from Crowe required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence and discussed the independence of Crowe. Based on this review, the Committee recommended to the Board that the consolidated audited financial statements be included in Trustmark’s 2025 Form 10-K.

All of the following members of Trustmark’s Audit Committee are independent directors as defined by Nasdaq Listing Rules:

Augustus L. Collins (Chair) Marcelo Eduardo	Tracy T. Conerly Lea B. Turnipseed

The Board has determined that Augustus L. Collins, Tracy T. Conerly, Marcelo Eduardo and Lea B. Turnipseed each qualify as an audit committee financial expert pursuant to the requirements of the SEC.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by Crowe for the audit of Trustmark’s consolidated financial statements for the fiscal years ended December 31, 2025, and December 31, 2024, and fees billed for other services rendered by Crowe during those periods. All services reflected below for 2025 and 2024 were pre-approved in accordance with the policy of the Audit Committee. Information related to audit fees for 2025 includes amounts billed through December 31, 2025, and additional amounts estimated to be billed for the 2025 period for audit services rendered.

Year	Audit Fees (1)	Audit-Related Fees (2)	All Other Fees (3)	Total
2025	$ 1,379,100	$ 436,536	---	$ 1,815,636

2024	$ 1,271,530	$ 111,536	---	$ 1,383,066

(1)

Audit fees include fees for professional services in connection with the audit of Trustmark’s consolidated financial statements, audit of internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services provided in connection with statutory and regulatory filings.

(2)

Audit-related fees include assurance and related services that are traditionally performed by the independent registered public accounting firm and include compliance testing and reporting, internal control reviews and agreed upon procedure reports.

(3)	Crowe did not provide any tax services to Trustmark in 2025 or 2024.

Pre-Approval Policy

The Audit Committee administers a policy that sets forth guidelines and procedures for the pre-approval of services to be performed by the independent auditor, as well as the fees associated with those services. Annually, the Committee reviews and establishes the types of services and fee levels to be provided by the independent auditor. Any additional services or fees in excess of the approved amounts require specific pre-approval by the Committee. The Committee has delegated to its Chair the authority to evaluate and approve services and fees in the event that pre-approval is required between meetings. If the Chair grants such approval, he will report that approval to the full Committee at its next meeting. Non-audit services, prohibited by the SEC, are likewise prohibited under the Committee’s pre-approval policy.

RELATED PARTY TRANSACTIONS

This section provides information regarding certain transactions between Trustmark and its subsidiaries and certain of our directors and officers and greater-than-5% shareholders.

The Bank has made loans to directors, executive officers and principal shareholders and their related interests in 2025 and in prior years and continues to do so in 2026. Such loans were made in the course of ordinary business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features. Loan transactions with directors, executive officers and principal shareholders and their related interests are approved by the Board as part of the Bank’s loan review policy under Regulation O.

The Bank made a payment of approximately $400,000 in 2025 to Bloomfield Equities, LLC, for the naming rights to a professional baseball stadium, known as “Trustmark Park,” pursuant to a three-year agreement with an option to extend for two additional years. Ninety percent (90%) of Bloomfield Equities, LLC, is owned indirectly by Trustmark director William G. Yates III and his family through Spectrum Capital, LLC, which is owned thirty-three percent (33%) by Mr. Yates and sixty-seven percent (67%) by his family and a family trust. The dollar value of Mr. Yates’ interest in the transaction was approximately $118,800. The collective dollar value of this transaction to the Yates family (excluding Mr. Yates) was approximately $241,200.

In addition, in December 2025 Trustmark entered into a two-year Marketing Agreement with Bloomfield Holdings, LLC for, among other things, exclusive banking rights at the Outlets of Mississippi, which is owned by Bloomfield Holdings, LLC. Trustmark paid Bloomfield Holdings, LLC $30,000 on January 1, 2026 under this agreement. Ninety percent (90%) of Bloomfield Holdings, LLC is owned indirectly by Spectrum Capital, LLC. The dollar value of Mr. Yates’ interest in the transaction was approximately $8,900. The collective dollar value of this transaction to the Yates family (excluding Mr. Yates) was approximately $18,100.

During 2025, W. G. Yates & Sons Construction Company and certain of its subsidiaries and affiliates (collectively, WGY&S) paid the Bank an aggregate of approximately $348,000 in fees for trust and investment management services, including for serving as trustee of certain 401(k) plans for such affiliates, and Mr. Yates and certain affiliated family entities paid the Bank approximately $123,000 in brokerage fees and commissions. Trustmark believes these fees and commissions are no more favorable than could be obtained from a nonrelated party in an arm’s length transaction. The Bank continues to provide these services for WGY&S and Mr. Yates and affiliated entities in 2026. The dollar value of Mr. Yates’ interest in these transactions is not known at this time.

During 2025, Trustmark purchased 615,000 shares of Trustmark common stock from The Robert M. Hearin Support Foundation, which beneficially owned greater than 5% of Trustmark’s outstanding common stock at the time of the transaction, for approximately $23.5 million in a privately negotiated transaction pursuant to authority granted by the Board on December 3, 2024, as part of Trustmark’s previously announced 2025 share repurchase program. Trustmark believes that the terms of this transaction were comparable to and no more favorable than the terms that could have been obtained in an arm’s length transaction with an unrelated party.

Trustmark’s Audit Committee administers a written policy that governs the review, approval or ratification of related party transactions. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship (or a series of similar transactions, arrangements or relationships) in which Trustmark is, or will be, a participant and in which a “related party” has a direct or indirect material interest where the aggregate amount involved exceeds $120,000. A “related party” is (i) an executive officer, director or nominee for director of Trustmark, (ii) a shareholder owning in excess of 5% of Trustmark’s outstanding equity securities, (iii) a person who is an immediate family member of someone listed in (i) or (ii), or (iv) an entity (a) which is controlled by someone listed in (i), (ii) or (iii), (b) in which someone listed in (i), (ii) or (iii) above owns 5% or more of the outstanding equity securities, or (c) of which someone listed in (i), (ii) or (iii) is an executive officer or general partner.
The policy provides that any related party transaction proposed to be entered into by Trustmark must be reported to the Chief Administrative Officer and may be consummated or may continue only if the Audit Committee determines that, under all of the circumstances, the transaction is not inconsistent with the best interests of Trustmark. Generally, a transaction that is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party will be presumed to not be inconsistent with the best interests of Trustmark. Certain categories of transactions are deemed to be pre-approved
by the Audit Committee and do not require separate approval. These include, among other things, compensation or benefits arrangements approved by the Human Resources Committee and extensions of credit made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, of those prevailing at the time for comparable loans with persons not related to Trustmark and not presenting more than the normal risk of collectability or other unfavorable features.
The Audit Committee reviewed, considered, and approved, or ratified, the payments, as applicable, to Bloomfield Equities, LLC, Bloomfield Holdings, LLC, and, therefore, to Mr. Yates. The Audit Committee also reviewed, considered, and approved, or ratified, as applicable, the business relationships between the Bank and WGY&S and Mr. Yates and certain affiliated family entities. In addition, the Audit Committee reviewed, considered and approved the purchase of Trustmark common stock from The Robert M. Hearin Support Foundation.
INSIDER TRADING POLICY

Trustmark maintains an insider trading policy to help Trustmark’s directors, officers, and associates comply with laws regarding trading in Trustmark securities, as well as the securities of publicly traded companies with whom Trustmark does business. The policy prohibits trading by any person while in possession of material non-public
information and provides for quarterly and other restricted trading periods and certain pre-clearance
procedures for our directors and officers and certain other specified persons, as well as other related policies and procedures. Our insider trading policy prohibits all of our directors and associates, including our executive officers, from engaging in any hedging or similar transactions involving Trustmark securities. The policy also generally prohibits our directors and officers and certain other specified persons from holding Trustmark securities in a margin account or pledging Trustmark securities as collateral for a loan. It is also our policy that Trustmark will not engage in transactions in Trustmark securities while in possession of material non-public
information relating to Trustmark or its securities, other than in compliance with applicable law, including, but not limited to, Rule
10b5-1
under the Exchange Act. We believe that the insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to Trustmark.
The foregoing summary does not purport to be complete and is qualified by reference to Trustmark’s Insider Trading Policy, a copy of which is filed as Exhibit 19 to Trustmark’s 2025 Form
10-K.

BENEFICIAL OWNERSHIP OF TRUSTMARK STOCK

The following table reflects the number of Trustmark shares beneficially owned by (a) persons known by Trustmark to be the beneficial owners of more than 5% of its outstanding shares, (b) current directors and director nominees, (c) each of the NEOs within the Executive Compensation section, and (d) current directors and executive officers of Trustmark as a group. The persons listed below have sole voting and investment authority for all shares except as indicated. The percentage of outstanding shares of common stock owned is not shown where less than 1%. All percentage computations are based on 58,835,947 shares of Trustmark common stock outstanding as of February 2, 2026, which includes unvested restricted stock. The number of shares beneficially owned includes shares underlying restricted stock units that vest within 60 days of February 2, 2026. As of February

2, 2026, there were no options outstanding.

Name	Shares Beneficially Owned as of 2/2/26		Percent of Outstanding Shares

BlackRock, Inc.	8,838,920	(1)	15.0%

55 East 52nd Street

New York, New York 10055

The Vanguard Group	6,712,905	(2)	11.4%

100 Vanguard Way

Malvern, Pennsylvania 19355

Dimensional Fund Advisors, LP	3,830,152	(3)	6.5%

Dimensional Place

6300 Bee Cave Road, Building One

Austin, Texas 78746

Wellington Management Group, LLP	3,318,799	(4)	5.6%

280 Congress Street

Boston, Massachusetts 02210

State Street Corporation	3,001,346	(5)	5.1%

One Congress Street, Suite 1

Boston, Massachusetts 02114

Adolphus B. Baker	55,758

Augustus L. Collins	12,081

Tracy T. Conerly	13,010	(6)

Duane A. Dewey	137,974	(7)

Marcelo Eduardo	8,239	(8)

Robert B. Harvey	57,803

J. Clay Hays, Jr., M.D.	19,523	(9)

Gerard R. Host	154,861

Harris V. Morrissette	33,535

Thomas C. Owens	44,380

Richard H. Puckett	227,932	(10)

Wayne A. Stevens	63,432	(11)

Granville Tate, Jr.	50,117

Lea B. Turnipseed	594

William G. Yates III	31,138

Directors and executive officers of Trustmark as a group	984,859	(12)	1.7%

(1)

According to Amendment No. 16 to Schedule 13G filed with the SEC on January 23, 2024, by BlackRock, Inc., as of December 31, 2023, BlackRock, Inc., through its subsidiaries, has sole voting power with respect to 8,720,446 shares of Trustmark common stock and sole investment power with respect to 8,838,920 shares of Trustmark common stock. The aggregate amount beneficially owned by each reporting person was 8,838,920 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(2)

According to Amendment No. 12 to Schedule 13G filed with the SEC on February 13, 2024, by The Vanguard Group, as of December 31, 2023, The Vanguard Group, through its subsidiaries, has sole voting power with respect to zero shares of Trustmark common stock and sole investment power with respect to 6,596,808 shares of Trustmark common stock. The aggregate amount beneficially owned by each reporting person was 6,712,905 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(3)

According to Amendment No. 7 to Schedule 13G filed with the SEC on February 9, 2024, by Dimensional Fund Advisors, LP, as of December 31, 2023, Dimensional Fund Advisors, LP, through its subsidiaries, has sole voting power with respect to 3,762,171 shares of Trustmark common stock and sole investment power with respect to 3,830,152 shares of Trustmark common stock. The aggregate amount beneficially owned by each reporting person was 3,830,152 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(4)

According to Schedule 13G filed with the SEC on May 12, 2025, by Wellington Management Group, LLP, as of March, 31, 2025, Wellington Management Group, LLP, through its subsidiaries, has sole voting power with respect to zero shares of Trustmark common stock and sole investment power with respect to zero shares of Trustmark common stock. The aggregate amount beneficially owned by each reporting person was 3,318,799 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced Schedule 13G.

(5)

According to Schedule 13G filed with the SEC on August 11, 2025, by State Street Corporation, as of June 30, 2025, State Street Corporation, through its subsidiaries, has sole voting power with respect to zero shares of Trustmark common stock and sole investment power with respect to zero shares of Trustmark common stock. The aggregate amount beneficially owned by each reporting person was 3,001,346 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced Schedule 13G.

(6)	Includes 1,500 shares owned by her spouse as to which Ms. Conerly has no voting or investment control.
(7)	Includes 94,861 shares as to which Mr. Dewey shares voting and investment power with his spouse.
(8)	Includes 1,526 shares owned by his spouse as to which Mr. Eduardo has no voting or investment control.
(9)	Includes 200 shares as to which Dr. Hays shares voting and investment power with his spouse.
(10)	Includes 183,003 shares owned by his spouse as to which Mr. Puckett has no voting or investment control.
(11)	Includes 51,055 shares as to which Mr. Stevens shares voting and investment power with his spouse.
(12)

Includes shares held directly or indirectly by 18 individuals: the currently serving directors and NEOs listed herein, as well as Trustmark’s other remaining executive officers. None of these shares are pledged as security.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires Trustmark’s directors, executive officers and persons who own more than 10% of Trustmark’s common stock to file reports of their ownership and changes in ownership of Trustmark’s common stock. Trustmark prepares these reports for the directors and executive officers who request it on the basis of information obtained from them and Trustmark’s records. Trustmark believes that applicable Section 16(a) filing requirements were met during 2025, except that, due to an inadvertent error, Form 4s were filed late by Mr. Baker, relating to the purchase of 105 shares of common stock from April 29, 2025 through July 29, 2025, and the sale of 5 shares of common stock on August 11, 2025.

PROPOSALS OF SHAREHOLDERS

Shareholders may submit proposals to be considered at the 2027 Annual Meeting of Shareholders if they do so in accordance with Trustmark’s bylaws and applicable regulations of the SEC. In accordance with Trustmark’s bylaws as more fully described under “Corporate Governance – Nomination of Directors” beginning on page 10, any shareholder intending to nominate a candidate for election to the Board at Trustmark’s 2027 Annual Meeting of Shareholders must submit notice to the Secretary no earlier than December 16, 2026, and no later than January 15, 2027. Any shareholder intending to propose a matter for consideration at Trustmark’s 2027 Annual Meeting of Shareholders (other than a director nomination) must submit such proposal in writing to the Secretary at Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 no later than January 30, 2027; however, in order to be considered for inclusion in Trustmark’s proxy statement for the 2027 Annual Meeting of Shareholders, the proposal must meet the requirements of SEC Rule 14a-8 and be submitted to the Secretary no later than November 16, 2026. In addition, the proxy solicited by the Board for the 2027 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Trustmark has not received notice of such proposal by January 30, 2027.

COST OF PROXY SOLICITATION

Solicitation of proxies will be primarily by mail and electronic delivery. Associates of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact but will not receive any additional compensation for doing so. Banks, brokers, trustees and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.

AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Tuesday, April 28, 2026:

This proxy statement, a form of the proxy card and Trustmark’s 2025 Year in Review are available at investorrelations.trustmark.com. As permitted by rules adopted by the SEC, Trustmark is furnishing these proxy materials over the Internet to most shareholders. Those shareholders will not receive printed copies of these documents and instead will receive a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. The Notice of Internet Availability also contains instructions on how each of those shareholders can request a printed copy of the proxy materials including this proxy statement, a proxy card and Trustmark’s 2025 Year in Review. Shareholders who do not receive a Notice of Internet Availability will receive a printed copy of the proxy materials by mail.

INTEGRITY SERVICE ACCOUNTABILITY RELATIONSHIPS SOLUTIONS THE VALUES WE LIVE BY

P.O. BOX 291 JACKSON, MS 39205-0291	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Shareholders may use the Internet to transmit their voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 27, 2026, for shares held directly and by 11:59 p.m. Eastern Time on April 22, 2026, for shares held in a Plan. To vote online, have the proxy card in hand, access the website above and follow the instructions given.

During The Meeting - Go to www.virtualshareholdermeeting.com/TRMK2026

You may attend the meeting via the Internet and vote during the meeting. Have the 16-digit control number included on the proxy card available and follow the instructions.

VOTE BY SMART PHONE

Scan the QR Barcode above.

Vote by 11:59 p.m. Eastern Time on April 27, 2026, for shares held directly and by 11:59 p.m. Eastern Time on April 22, 2026, for shares held in a Plan.

VOTE BY MAIL

Shareholders should mark, sign and date their proxy card and return it in the postage-paid envelope provided or return it to Trustmark Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the environmental impact and the costs incurred by Trustmark Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote before the meeting using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS AND SIGN IN BLUE OR BLACK INK BELOW:
V83945-P40771-Z91531 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

 TRUSTMARK CORPORATION

Items of Business The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, and FOR Proposals 2, and 3.

1.	Election of Directors - To elect a board of eleven directors to hold office for the ensuing year or until their successors are elected and qualified.

	Nominees:		For	Against	Abstain

	1a.	Adolphus B. Baker	☐	☐	☐

	1b.	Augustus L. Collins	☐	☐	☐

	1c.	Tracy T. Conerly	☐	☐	☐

	1d.	Duane A. Dewey	☐	☐	☐

	1e.	Marcelo Eduardo	☐	☐	☐

	1f.	J. Clay Hays, Jr., M.D.	☐	☐	☐

	1g.	Gerard R. Host	☐	☐	☐

	1h.	Harris V. Morrissette	☐	☐	☐

	1i.	Richard H. Puckett	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally and all holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		For	Against	Abstain

1j. Lea B. Turnipseed		☐	☐	☐

1k. William G. Yates III		☐	☐	☐

2.	To provide advisory approval of Trustmark’s executive compensation.	☐	☐	☐

3.	To ratify the selection of Crowe LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2026.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting.

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The 2026 Notice and Proxy Statement, 2025 Year in Review and 2025 Form 10-K

are available at www.proxyvote.com.

V83946-P40771-Z91531

TRUSTMARK CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

APRIL 28, 2026

The shareholder(s) hereby appoint(s) Richard H. Puckett and Augustus L. Collins, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Trustmark Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at http://www.virtualshareholdermeeting.com/TRMK2026 on Tuesday, April 28, 2026, at 1:00 p.m. Central Time. The 16-digit control number included on this proxy card will be required to access the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, “FOR” ADVISORY APPROVAL OF TRUSTMARK’S EXECUTIVE COMPENSATION, AND “FOR” RATIFICATION OF THE SELECTION OF CROWE LLP AS INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE